Exhibit 10.4

EXECUTION COPY

$100,000,000.00

MASTER REPURCHASE AND SECURITIES CONTRACT

Dated as of June 14, 2017

between

BSPRT USB LOAN, LLC,

a Delaware limited liability company

as Seller,

and

U.S. BANK NATIONAL ASSOCIATION,

as Buyer

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Form of Custodial Delivery

EXHIBIT IV	Due Diligence Checklist

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Each Individual Purchased Asset

EXHIBIT VII	Reserved

EXHIBIT VIII	Form of Transaction Request

EXHIBIT IX	Ownership Chart

EXHIBIT X	Form of Servicer Acknowledgement

EXHIBIT XI	U.S. Tax Compliance Certificate

EXHIBIT XII	Form of Officer’s Certificate

EXHIBIT XIII	Form of Subsequent Purchase Request

EXHIBIT XIV	Prohibited Assignees

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MASTER REPURCHASE AND SECURITIES CONTRACT

This Master Repurchase and Securities Contract (as amended, restated, modified, supplemented and in effect from time to time, the (or this) “Agreement”), dated as of June 14, 2017, between BSPRT USB LOAN, LLC, a Delaware limited liability company, as seller “Seller”, and U.S. BANK NATIONAL ASSOCIATION, as buyer (together with its successors and permitted assigns, “Buyer”).

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which the Seller agrees to transfer to Buyer whole mortgage loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such whole mortgage loans at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder.

2.	DEFINITIONS

“Accelerated Repurchase Date” shall have the meaning specified in Section 14 of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage servicing practices of prudent commercial mortgage lending institutions which service loans of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing such Purchased Asset is located.

“Accordion Feature” shall have the meaning set forth in Section 3(j) of this Agreement.

“Act of Insolvency” shall mean with respect to any party, (i) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (ii) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to, solicited or colluded, or not timely contested by such party or (B) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, (iii) the making by such party of a general assignment for the benefit of creditors, or (iv) the admission in writing by such party of such party’s inability to pay such party’s debts as they become due.

“Affiliate” of any Person means a specified Person that, directly or indirectly, Controls or is Controlled By, or is Under Common Control With, such Person.

“Agreement” means this agreement, as it may be amended or modified and in effect from time to time.

“Alternative Rate” shall mean, for any Pricing Rate Period or portion thereof with respect to any Transaction, an annual rate determined by Buyer in accordance with Section 27(a).

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Annual Valuation Period” means the “annual valuation period” as defined in 29 C.F.R. §2510.3-101(d)(5) as determined, for Seller or Guarantor, as applicable.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Seller from time to time concerning or relating to bribery or corruption.

“Applicable Debt Service Coverage Ratio” means, unless provided otherwise in a Confirmation for a Purchased Asset, the applicable minimum Debt Service Coverage Ratio set forth below:

Min. DSCR (Buyer’s DSCR)	Multi-Family		Hospitality		All Other
Through Initial Facility Expiration Date	2.00	x	2.50	x	2.25	x
First Extension Term	2.25	x	2.75	x	2.50	x
Second Extension Term	2.50	x	3.00	x	2.75	x

“Applicable Debt Yield” means, unless provided otherwise in a Confirmation for a Purchased Asset, the applicable minimum Debt Yield set forth below:

Min. Debt Yield (Buyer’s Debt Yield)	Multi-Family	Hospitality	All Other
Through Initial Facility Expiration Date	8.0%	12.0%	9.0%
First Extension Term	9.0%	13.0%	10.0%
Second Extension Term	10.0%	14.0%	11.0%

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“Applicable LTV Ratio” means, unless provided otherwise in a Confirmation for a Purchased Asset, the applicable maximum LTV Ratio set forth below:

Maximum LTV (Buyer’s LTV)	Multi-Family	Hospitality	All Other
Through Initial Facility Expiration Date	65%	50%	56.25%
First Extension Term	60%	45%	50%
Second Extension Term	55%	40%	45%

“Applicable Spread” shall mean, (i) the “Applicable Spread” reflected in the related Confirmation, as determined by Buyer in its sole and absolute discretion, but generally ranging from 2.25% to 3.00%, and (ii) after the occurrence and during the continuance of an Event of Default, the applicable per annum rate described in clause (i) of this definition, plus 500 basis points (i.e. 5%).

“Appraisal” shall mean, with respect to a Purchased Asset, an appraisal of the related Mortgaged Property from an independent appraiser having a minimum of five (5) years’ experience in the subject property type, and otherwise acceptable to Buyer in its sole but good faith discretion, complying with the requirements of Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and conducted in accordance with the standards of the American Appraisal Institute in form and substance acceptable to Buyer in its sole but good faith discretion. If an Appraisal is to be performed pursuant to this Agreement at a time when the prior Appraisal of the same Mortgaged Property was performed less than one (1) year before such Appraisal is to be performed, Buyer may, in its sole and absolute discretion, permit such prior Appraisal to be updated in lieu of performing a new full Appraisal, and such update shall qualify as an “Appraisal” hereunder.

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“Appraised Value” shall mean the as-is market value of the underlying Mortgaged Property relating to a Purchased Asset, based on the most recent Appraisal delivered by Seller to Buyer, pursuant to the terms of this Agreement. At any time Buyer may, in its discretion, substitute the stabilized market value of the underlying Mortgaged Property relating to a Purchased Asset, assuming the material assumptions contained in the Appraisal apply, pursuant to the terms of this Agreement. If Buyer does not receive any Appraisal as and when required to be delivered hereunder, Buyer shall have the right to obtain an Appraisal with respect to any Mortgaged Property by an appraiser selected by Buyer in its sole discretion, and at Seller’s cost and expense that, however, meets the requirements of the definition of the “Appraisal,” and such appraisal shall be the “Appraisal” for purposes of this definition of “Appraised Value”.

“Assignment of Leases and Rents” shall mean with respect to any Mortgaged Property related to a Purchased Asset, an assignment of leases, rents and profits derived from the ownership, operation or leasing of such Mortgaged Property, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to effect the assignment of leases, rents and profits to the holder of the Purchased Asset, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of such Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment of such Mortgage.

“Bailee Agreement” means an agreement between Buyer, Seller and a bailee in the form of Exhibit XV.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time. Section references and references to terms defined or referred to in the Bankruptcy Code are to the Bankruptcy Code as in effect from time to time, including (after the effective date thereof) as amended by the Bankruptcy Abuse Protection and Consumer Protection Act of 2005, and as of the relevant date, any subsequent provisions of the Bankruptcy Code amendatory thereof, supplemental thereto or substituted therefor.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which banks in the State of New York are not open for business.

“Buyer” shall mean U.S Bank, National Association or any successor or permitted assignee.

“Cash Management Account” shall mean a segregated interest bearing account, in the name of Seller, for the benefit of Buyer, established at the Depository.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System.

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“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, including any change in the Risk-Based Capital Guidelines; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority. “Risk Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement applicable to Buyer.

“Change of Control” shall mean the occurrence of any one or more of the following events: (a) Benefit Street Partners Realty Operating Partnership L.P. shall cease to control Seller, (b) Guarantor shall cease to control or shall cease to be the general partner of Benefit Street Partners Realty Operating Partnership L.P. or (c) Benefit Street Partners L.L.C. shall cease to be the advisor of Guarantor.

“Closing Date” shall mean the date hereof as set forth on the first page of this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of Code, amendatory thereof, supplemental thereto or substituted therefore.

“Collateral” shall have the meaning specified in Section 6(a) of this Agreement.

“Collection Period” shall mean with respect to the Remittance Date in any month, the period beginning on but excluding the Cut-off Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the Cut-off Date immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.

“Control” and the correlative meanings of the terms “Controlled By” and “Under Common Control With” means the (i) possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares or partnership interests, or of the ability to exercise voting power by contract or otherwise or (ii) the direct or indirect beneficial ownership of fifty percent (50%) or more of the outstanding voting securities or voting equity of such Person.

“Conveyance” and the correlative meanings of the term “Convey” shall mean a sale, assignment, transfer, set over or other conveyance.

“Covenant Determination Date” means with respect to any Purchased Asset, the date that is sixty (60) days following the end of each calendar quarter following the First Covenant Determination Quarterly Period.

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“Credit Event” means the occurrence of the following events or any similar event, occurrence or condition, as determined by Buyer in its sole but good faith discretion, (A) an Act of Insolvency involving a related Underlying Obligor, (B) an event of default (whether or not declared) under the related Purchased Asset Documents has occurred and is continuing, (C) the material deterioration in value or cash flows of the underlying Mortgaged Property securing a Purchased Asset, (D) a material adverse change, in or to the property, assets, business, operations, financial condition or credit quality of an Underlying Obligor, or (E) a material breach of any representation or warranty set forth in this Agreement with respect to a Purchased Asset (subject to any exceptions disclosed to Buyer in writing on or prior to the Purchase Date of such Purchased Asset) has occurred and is continuing. Notwithstanding the foregoing, a “Credit Event” shall not be deemed to have occurred solely as a result of any disruption in the commercial mortgage backed securities market, capital markets or credit markets, or any other event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, treasuries, interest rate swaps, LIBOR Rate or the Prime Rate).

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Seller and Buyer, as amended, modified and in effect from time to time.

“Custodial Delivery” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Section 7 of this Agreement, a form of which is attached hereto as Exhibit III.

“Custodian” shall mean U.S. Bank National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Cut-off Date” shall mean the second Business Day preceding each Remittance Date.

“Debt” means with respect to any Person, such Person’s indebtedness calculated in accordance with GAAP.

“Debt Service Coverage Ratio” shall mean, for any Purchased Asset, the ratio, calculated by Seller, which may be verified by Buyer, of (i) the Net Cash Flow generated by the Mortgaged Property securing the Purchased Asset to (ii) the aggregate Price Differential accrued over the period for which Net Cash Flow was calculated.

“Debt Service Coverage Ratio Deficit” has the meaning assigned to such term in the definition of “Purchased Asset Credit Event”.

“Debt Yield” shall mean, for any Purchased Asset, the ratio (expressed as a percentage) calculated by Seller which may be verified by Buyer, of (i) the Net Cash Flow generated by the Mortgaged Property securing the Purchased Asset divided by (ii) the Repurchase Price (excluding Other Price Components) of such Purchased Asset on the date of measurement.

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“Debt Yield Deficit” has the meaning assigned to such term in the definition of “Purchased Asset Credit Event”.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Depository” shall mean U.S. Bank National Association, or any successor Depository appointed by Buyer.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Distribution” shall mean with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of such Person or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of such Person or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of such Person or any of its Subsidiaries, now or hereafter outstanding, (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any subordinated debt of such Person or Intercompany Debt of such Person or any Subsidiary, (e) the payment by such Person or any of its Subsidiaries of any management, advisory or consulting fees to any other Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person or its Affiliates or (f) the payment of any extraordinary salary, bonus or other form of compensation to any other Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation does not reduce such Person’s consolidated net income.

“Dollars” shall mean lawful money of the United States of America.

“Due Diligence Package” shall mean (i) the items on the Due Diligence Checklist, in each case to the extent applicable and (ii) such other documents or information as Buyer or its counsel shall reasonably deem necessary and as set forth in any written or electronic request by Buyer to Seller as provided in Section 3(a)(i).

“Due Diligence Checklist” shall mean the due diligence materials set forth in Exhibit IV attached hereto.

“Early Repurchase Date” shall have the meaning specified in Section 3(h) of this Agreement.

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“Eligible Asset” shall mean a fixed or floating rate whole mortgage loan (each, a “Whole Loan”) that is (i) performing (i.e. not an Impaired Asset); (ii) which shall be sold to Buyer on a servicing released basis, (iii) originated by Seller or purchased by Seller subject to such requirements as are set forth herein to deliver a true sale opinion (or a certificate that the facts underlying the true sale opinion delivered on the date hereof have not changed)), and (iv) secured by one or more first liens on commercial properties located in the United States of America that are retail, office, multifamily, industrial, hospitality, mixed-use, manufactured housing, student housing, or self-storage properties. Impaired Assets and loans secured by undeveloped land are not Eligible Assets.

“Environmental Complaint” means any complaint, order, demand, citation or notice threatened or issued in writing to any Underlying Obligor by a Government Authority with regard to air emissions, water discharges, Releases, or disposal of any Hazardous Material, noise emissions or any other environmental, health or safety matter affecting any Underlying Obligor or any Mortgaged Property.

“Environmental Law” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release or recovery of on-site or off-site Hazardous Materials, as each of the foregoing may be amended from time to time; and (g) any and all regulations promulgated under or pursuant to any of the foregoing statutes.

“Environmental Liability” means any written claim, demand, obligation, cause of action, accusation or allegation, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, clean-up, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law or resulting from any common law cause of action asserted by any Person.

“Environmental Lien” means a lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the release or threatened release of any Hazardous Material.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Seller or Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Excluded Taxes” shall mean (i) Taxes imposed on Buyer or the applicable Lending Installation on its overall net income, branch profits and franchise taxes imposed on it, by the jurisdiction under the laws of which Buyer is incorporated or organized or the jurisdiction in which Buyer’s principal executive office or applicable Lending Installation is located; (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer or the applicable Lending Installation with respect to an interest in the Facility pursuant to a Law in effect on the date on which Buyer, its Lending Installation, or any assignee or participant of Buyer are subject at the time such Person acquires any interest in the Facility, except in each case to the extent that amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a party hereto or to such Lender immediately before it changes its Lending Installation; (iii) Taxes attributable to Buyer or the applicable Lending Installation’s failure to comply with Section 27(a)(v)(b); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extended Facility Expiration Date” shall have the meaning specified in Section 3(l) of this Agreement.

“Extension Fee” shall have the meaning set forth in the Fee Letter.

“Event of Default” shall have the meaning specified in Section 13 of this Agreement.

“Facility” means the facility evidenced by and the Transactions contemplated under the Transaction Documents.

“Facility Amount” shall mean $100,000,000.00, as the same may be increased from time to time through exercise of the Accordion Feature pursuant to Section 3(j) of this Agreement.

“Facility Conditions Precedent” shall have the meaning specified in Section 3(c) of this Agreement.

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“Facility Expiration Date” means June 15, 2020, or any later date to which the Facility Expiration Date may be extended in accordance with Section 3(l) of this Agreement. The Facility Expiration Date is subject to two (2) twelve (12) month extensions pursuant to the provisions of Section 3(l).

“Facility Obligations” shall mean the Seller’s obligations owed to Buyer under the Transaction Documents, including without limitation the Seller’s obligations to pay the Repurchase Prices and other amounts from time to time due and owing to Buyer under the Transaction Documents.

“FATCA” shall have the meaning specified in Section 27(u)(b)(E) of this Agreement.

“FDIA” shall have the meaning specified in Section 26(a) of this Agreement.

“FDICIA” shall have the meaning specified in Section 26(a) of this Agreement.

“Fee Letter” shall mean that certain letter agreement dated as of the date hereof between Seller and Buyer.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“First Covenant Determination Quarterly Period” has the meaning set forth in the Confirmation for each Purchased Asset.

“First Extended Facility Expiration Date” shall have the meaning set forth in Section 3(l) of this Agreement.

“First Extension Period” shall have the meaning set forth in Section 3(l) of this Agreement.

“Foreign Buyer” means: (a) if Seller is a U.S. Person, a Buyer that is not a U.S. Person; and (b) if Seller is not a U.S. Person, a Buyer that is resident or organized under the laws of a jurisdiction other than that in which Seller is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Account” shall mean an account held at U.S. Bank National Association and designated by Seller in the Confirmation or Subsequent Purchase Request, as applicable.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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“Guarantor” shall mean Benefit Street Partners Realty Trust, Inc., a Maryland corporation.

“Guaranty” shall mean the Payment Guaranty, dated as of the date hereof, from the Guarantor to Buyer, as the same may be amended or modified and in effect from time to time.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Assets, any interest rate swap, cap or collar agreement or similar arrangements identified by Seller to Buyer as providing for protection of such Purchased Asset or specific Purchased Assets against fluctuations in interest rates, either generally or under specific contingencies, entered into by Seller, Guarantor, or any Affiliate thereof in the ordinary course of their business, with Buyer or its Affiliates as counterparties or one or more other counterparties acceptable to Buyer.

“Impaired Asset” shall mean any Purchased Asset (a) which is the subject of a monetary or material non-monetary event of default beyond any applicable notice and cure periods as set forth in the related Purchased Asset Documents; (b) which is deemed by Seller or Guarantor (or by any Affiliate acting on behalf of Seller or Guarantor) to be “impaired”, “non-accrual”, or “specially serviced” pursuant to its internal credit review process, internal credit rating and/or servicing; (c) which is the subject of an Act of Insolvency involving an Underlying Obligor; (d) as to which the ratio of the maximum balance of the Mortgage Note representing the applicable Purchased Asset to the Appraised Value of the Mortgaged Property securing such Purchased Asset, as reflected in the most recent Appraisal, exceeds one hundred percent (100%), provided that if such Appraisal is more than twelve (12) months old, Buyer may order a new Appraisal at Seller’s expense; (e) as to which the Mortgaged Property securing such Purchased Asset has a Loan Level Debt Service Coverage Ratio of less than 1.0:1 (or such other ratio as has been agreed to in the Confirmation for such Purchased Asset) or (f) as to which foreclosure proceedings or deed-in-lieu of foreclosure discussions have been initiated by Seller.

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“Income” shall mean, with respect to Purchased Assets at any time, the sum of (x) any principal thereof and all interest, dividends or other distributions thereon, (y) all payments and other receipts on account of associated Hedging Transactions associated with all or any of the Purchased Assets and (z) all net sale proceeds received by Seller or any Affiliate (including funds received on behalf of Seller by an Affiliate) of Seller in connection with a sale of Purchased Assets but solely to the extent of the related Repurchase Price for such Purchased Assets. Income does not include amounts that, pursuant to the related Purchased Asset Documents, are held in reserves or escrows as additional collateral for the obligations of the underlying Mortgagor unless and until such reserves and escrows are applied to such obligations on account of a default thereunder.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Section 22 of this Agreement.

“Indemnified Taxes” means: (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller, Originator, Guarantor or any of their Affiliates to Buyer under any Transaction Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” shall mean a duly appointed manager or member of the board of directors (or managers) of the relevant entity who shall not have been, at the time of such appointment or at any time while serving as a director or manager of the relevant entity and may not have been at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (b) a creditor, supplier, employee, officer, director (other than in its capacity as an independent director), family member, manager (other than in its capacity as an independent manager or special member or contractor of such entity or any of its Affiliates, or (c) a Person who controls (directly, indirectly or otherwise) such entity or any of its Affiliates or any creditor, supplier, employee, officer, director, family member, manager or contractor of such entity or any of its Affiliates; provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an “independent director,” “independent manager,” “independent trustee,” “special member” or in a similar capacity for any “special purpose entity” formed by Seller’s member or any of its Affiliates if such individual is an independent director provided by a nationally recognized professional services company that provides professional independent directors. The term “nationally recognized professional service company” shall mean any of Corporation Service Company, CT Corporation, Lord Securities Corporation, Stewart Management Corporation, National Registered Agents, Inc., Wilmington Trust Company, Independent Director Services, Inc. and any other Person approved in writing by Buyer.

“Initial Advance” shall mean the advance first made in connection with a Purchased Asset by Seller or Originator to a Mortgagor under the related Purchased Asset Documents.

“Initial Purchase” shall mean the first purchase made by Buyer with respect to an Asset.

“Initial Purchase Date” shall mean the Business Day upon which the Buyer and Seller first enter into a Transaction with respect to a Purchased Asset.

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“Initial Purchase Price” shall mean, with respect to any Purchased Asset, the Purchase Price paid by Buyer for such Purchased Asset on the Initial Purchase Date related to such Purchased Asset as reflected in the related Confirmation.

“Intercompany Debt” shall mean any Debt of Seller or Guarantor or an Affiliate of Seller or Guarantor, or any manager, officer or director of any such parties to (or held by) any other of the foregoing parties.

“Investment” shall mean with respect to any Person, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments or contracts owned by such Person.

“Last Endorsee” shall have the meaning specified in Section 7(b) of this Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lending Installation” shall mean the office, branch, subsidiary or affiliate of Buyer listed on the signature pages hereof.

“LIBOR Rate”: means for any Pricing Rate Period, an annual rate equal to the greater of (a) zero percent (0.0%) and (b) the one-month LIBOR rate quoted by Buyer from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate on the related Pricing Rate Determination Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset monthly on the Pricing Rate Determination Date The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. If the initial advance of funds by Buyer for a Purchased Asset occurs on a day other than the Pricing Rate Determination Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two (2) New York Banking Days prior to the date of such initial advance, which rate plus the percentage described above shall be in effect until the next Pricing Rate Determination Date. Buyer’s internal records of applicable interest rates shall be determinative in the absence of manifest error. The Seller shall not have the right to have more than five (5) LIBOR Rate contracts in the aggregate outstanding at any one time during the term of the Facility.

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“Lien” shall mean any mortgage, lien, pledge, charge, hypothecation, charge, security interest or similar encumbrance.

“Loan Level Debt Service Coverage Ratio” means, for any Purchased Asset (or prospective Purchased Asset) the ratio of (i) the Net Cash Flow generated by the Mortgaged Property securing the Purchased Asset (and if Net Cash Flow is calculated for a calendar quarter annualized) to (ii) the aggregate monthly debt service that that is projected to be payable by the Mortgagor on such Purchased Asset for the twelve (12) month period following the end of the calendar quarter as of which Net Cash Flow is being calculated, such aggregate debt service to be calculated using the values of one-month LIBOR for such twelve (12) month period shown on Bloomberg page ICVS50 under the heading “Basis Adj. Fwd”, or, if such page is no longer available, the closest available substitute for such page, selected by Buyer with the reasonable consent of Seller.

“LTV” shall mean, for any Purchased Asset the ratio (expressed as a percentage) of (A) the Repurchase Price (excluding Other Price Components) of such Purchased Asset on the date of calculation to (B) the Appraised Value of the Mortgaged Property securing such Purchased Asset as of the date of the most recent Appraisal of such Mortgaged Property.

“LTV Deficit” has the meaning assigned to such term in the definition of “Purchased Asset Credit Event.

“Margin Call” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Deficit” shall mean with respect to one or more of a LTV Deficit, Debt Yield Deficit or Debt Service Coverage Ratio Deficit, or a Purchased Asset Margin Event, the entire amount, without duplication, necessary to cure such deficit.

“Margin Notice Deadline” shall mean 10:00 a.m., Central Time.

“Market Value” shall mean with respect to any Purchased Asset, as of the date of determination, the market value as determined by Buyer in its sole and absolute discretion, provided that the market value of any Purchased Assets retained by Buyer pursuant to Section 14(iii) shall be determined by Buyer in a good faith manner in accordance with Buyer’s then customary procedures for valuing similar assets for purposes of its investor, financial and regulatory reporting. Buyer may determine the Market Value of any Purchased Asset (i) on the date such Purchased Asset is first subject to a funding under this Agreement and on the date any Subsequent Purchase is made with respect to such Purchased Asset, (ii) upon the occurrence of a Credit Event or such Purchased Asset becomes an Impaired Loan, and (iii) following the occurrence of any Event of Default if Buyer elects to retain the Purchased Asset, as provided in Section 14 of this Agreement. In the event that a Purchased Asset becomes an Impaired Asset, the Market Value of such Purchased Asset shall be designated as zero (0) unless otherwise determined by Buyer in its sole discretion.

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“Material Adverse Change” shall mean a material adverse change, as determined by Buyer in its sole but good faith discretion, in or to (a) the property, assets, business, operations, financial condition or credit quality of Seller or Guarantor (provided, that with respect to the financial condition or credit quality of Guarantor, an event shall not be deemed a Material Adverse Change unless, after giving effect to GAAP, such event results in a breach of any financial covenant set forth in Section 5 of the Guaranty, (b) the ability of Seller or Guarantor to pay and perform any monetary obligations or perform any other material Facility Obligations and other material obligations under the Transaction Documents to which it is a party, (c) the validity, legality, binding effect or enforceability of any Transaction Document, Purchased Asset Document, Purchased Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Party under any Transaction Document, Purchased Asset Document or Purchased Asset, or (e) the perfection or priority of any lien granted under any Transaction Document or Purchased Asset Document, in each case, as determined by Buyer (provided that in the case of a Purchased Asset Document, no Material Adverse Change shall occur if Seller repurchases the applicable Purchased Asset within five (5) Business Days of receipt of notice, or gaining actual knowledge of, such change).

“Material Purchased Asset Modification” means any modification or amendment of a Purchased Asset Document that:

(i)        reduces the principal amount of the Purchased Asset in question;

(ii)       increases the principal amount of a Purchased Asset in question;

(iii)      modifies or changes the regularly scheduled payments of principal and interest of the Purchased Asset in question, as well as any modification of the interest rate of the Purchased Asset;

(iv)      changes the maturity date in respect of a Purchased Asset (other than any extension permitted under the applicable Purchased Asset Documents);

(v)      subordinates the lien priority of the Purchased Asset in question or the payment priority of the Purchased Asset in question other than subordinations required under the then existing terms and conditions of the Purchased Asset in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of the Seller do not materially adversely affect the rights and interest of the holder of the Purchased Asset in question);

(vi)      releases any collateral (either fully or partially) for the Purchased Asset in question other than releases required under the then existing Purchased Asset Documents or releases any guarantees (either fully or partially) securing a Purchased Asset;

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(vii)     waives any monetary or material non-monetary defaults, provided, however, that Seller may waive any default in the payment of fees or other amounts payable under the related Purchased Asset Documents other than (1) principal or interest or (2) following an Event of Default hereunder, any fees or other amounts due and payable at a future date;

(viii)    modifies any other economic terms in respect of a Purchased Asset, including, but not limited to, the prepayment terms; or

(ix)      enters into any forbearance agreement with respect to the Mortgaged Property.

“Maximum Purchase Price” shall mean, with respect to any Purchased Asset, the Maximum Purchase Price reflected in the related Confirmation.

“Money Markets Rate” shall mean the rate, determined by Buyer in its sole and absolute discretion, at which Buyer would be able to borrow funds of comparable amounts in the Money Markets for a 1, 2, 3, 6 or 12 month period (as applicable), adjusted for any reserve requirement and any subsequent costs arising from a change in governmental regulations. As used herein, the term “Money Markets” shall mean one or two wholesale funding markets available to and selected by Buyer, including negotiable certificates of deposit, commercial paper, Eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first priority lien on or a first priority ownership interest in an estate in fee simple or a leasehold estate in real property and the improvements thereon, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan Purchase Documents” shall mean, with respect to any Eligible Asset to be sold to Buyer that was not originated by Seller, the Allonge to Note, General Assignment and Assignment of Mortgage between Originator and Seller pursuant to which Seller will acquire loans to become Purchased Assets.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Seller, Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

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“Multiple Employer Plan” means any employee benefit plan which has two or more contributing sponsors (including Seller, Guarantor or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Flow” means, for (A) any Purchased Asset that is not a hotel, self-storage, student housing, manufactured housing or multi-family asset, based on the most current calendar quarter end rent roll, the amount by which operating revenues (adjusted for the addition of cash flow from fully executed leases where the tenant will take occupancy and commence paying rent within ninety (90) days from the applicable reporting date) and reduced by cash flow from (i) leases expiring within ninety (90) days of the applicable reporting date if no extension or renewal has been fully executed or is available under the leases; (ii) leases to tenants that have notified the Underlying Obligor of their intention to vacate, tenants that have already vacated, non-investment grade-rated tenants that have “gone dark” or investment grade-rated tenants that have “gone dark” and have less than one year of remaining lease term; (iii) month to month leases; and (iv) leases to tenants that are in bankruptcy, exceed operating expenses (inclusive of a market rate management fee, if applicable) based upon the same calendar quarter and adjusted for normalized or annualized, as applicable, non-monthly expenses such as real estate taxes and insurance and any Seller required capital reserves paid in or allocable to such period; (B) any Purchased Asset, that is a hotel asset, student housing asset or self-storage asset, the amount by which operating revenues for the twelve (12) month period ending with the most recent calendar quarter end exceed operating expenses for such twelve (12) month period adjusted for normalized non-monthly expenses such as real estate taxes and insurance and any Seller required capital reserves paid in or allocable to such period; or (C) any Purchased Asset that is a multi-family asset or manufactured housing asset, the amount by which operating revenues for the most recently ended calendar quarter exceed operating expenses for such period adjusted for normalized or annualized, as applicable, non-monthly expenses such as real estate taxes and insurance and any Seller required capital reserves paid in or allocable to such period.

“No Plan Asset Certificate” means a certificate from Seller or Guarantor, as applicable, delivered by the relevant Responsible Officer of Seller or Guarantor, as applicable, based on consultation with its counsel and in a form reasonably acceptable to Buyer, (a) certifying that throughout the period beginning from the date of the prior No Plan Asset Certificate or the date of this Agreement, as applicable, and continuing through the date of the subject No Plan Asset Certificate, “benefit plan investors” (as defined in Section 3(42) of ERISA) hold less than 25% of the total value of each class of equity interest in Seller or Guarantor, as applicable (calculated in accordance with Section 3(42) of ERISA), and, accordingly, the underlying assets of Seller or Guarantor, as applicable, have not and do not constitute Plan Assets; and (b) covenanting that at all times following the date of such certificate, less than 25% of the total value of each class of equity interest in Seller or Guarantor, as applicable (calculated in accordance with Section 3(42) of ERISA), will continue to be held by “benefit plan investors” (as defined in Section 3(42) of the ERISA).

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“OFAC” shall mean the U.S. Department of Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Operating Company” means an “operating company” within the meaning of Section 2510.3-101(c) of the Plan Assets Regulation.

“Originator” shall mean the entity that has originated the Eligible Asset subject to a Transaction hereunder.

“Other Price Components” has the meaning set forth in the definition of Repurchase Price.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is or was established, maintained or is contributed to by Seller, Guarantor or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Purchased Asset Modification” shall mean any modification or amendment of a Purchased Asset Document or other action with respect to any Purchased Asset (including, without limitation, waivers and releases) which is not a Material Purchased Asset Modification or any Material Purchased Asset Modification to which Buyer has consented in writing in accordance with this Agreement.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” means any Pension Plan or any retirement medical plan, each as established or maintained for employees of Seller, Guarantor or any ERISA Affiliate, or any such Plan to which Seller, Guarantor or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

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“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or otherwise.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application (without compounding) of the Pricing Rate for such Transaction to the principal portion of the Repurchase Price for such Transaction (excluding any amount attributable to Other Price Components in the definition thereof) on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Rate” shall mean, for any Pricing Rate Period with respect to any Transaction, an annual rate equal to the LIBOR Rate for such Pricing Rate Period plus the relevant Applicable Spread for such Transaction; provided, that the Pricing Rate shall be the Alternative Rate for any Pricing Rate Period or portion thereof for which the Alternative Rate is provided to be used under either of, or both, Sections 27(b) and/or 27(c) of this Agreement.

“Pricing Rate Determination Date” shall mean the second (2nd) Business Day preceding the first day of that Pricing Rate Period.

“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on (and including) the calendar day immediately prior to the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on (and including) each Remittance Date and ending on (and including) the calendar day immediately prior to the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Prime Rate” shall mean, on any day, the prime rate announced by Buyer from time to time, as when such rate changes.

“Principal Payment” shall mean, with respect to any Purchased Assets, any payment or prepayment of principal of the related Mortgage Note or the principal portion of the proceeds of sale received by the Depository in respect thereof sale of such Purchased Asset.

“Prohibited Assignee” shall mean those entities set forth on Exhibit XIV (and the affiliates of each of such entities), but in no event shall the definition of “Prohibited Assignee” include any national bank, any banking association or commercial bank.

“Purchase Date” shall mean for any Purchased Asset, the Initial Purchase Date and each Subsequent Purchase Date with respect to such Purchased Asset.

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“Purchase Price” shall mean, with respect to any Purchased Asset, the “Purchase Price” reflected in the related Confirmation (as it may be increased in connection with any Subsequent Purchase or decreased in connection with a partial payment of principal on the related Purchased Asset or a cash payment made to reduce or eliminate a Margin Deficit).

“Purchase Price Percentage” shall mean, with respect to any Purchased Asset, the “Purchase Price Percentage” reflected in the related Confirmation.

“Purchase Price Reallocation” shall have the meaning specified in Section 4(a)(ii) of this Agreement.

“Purchased Asset(s)” shall mean (i) with respect to any Transaction, the Eligible Assets (including, without limitation, the Servicing Rights thereto) sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets (including, without limitation, the Servicing Rights thereto) sold by Seller to Buyer.

“Purchased Asset Credit Event” shall mean the occurrence of any of the following events with respect to any Purchased Asset, as determined by Buyer in its sole but good faith discretion:

(i)        If on any Covenant Determination Date the LTV of such Purchased Asset as of the end of the preceding calendar quarter, exceeds the Applicable LTV Ratio for such Purchased Asset (with the amount necessary to reduce the Purchase Price of such Purchased Asset to a level such that the LTV equals the Applicable LTV Ratio being referred to herein as the “LTV Deficit”);

(ii)       If on any Covenant Determination Date, the Debt Yield of such Purchased Asset as of the end of the preceding calendar quarter, is less than the Applicable Debt Yield for such Purchased Asset (with the amount necessary to reduce the Purchase Price for such Purchased Asset to a level such that the Debt Yield equals the Applicable Debt Yield being referred to herein as the “Debt Yield Deficit”);

(iii)      If on any Covenant Determination Date the Debt Service Coverage Ratio of such Purchased Asset as of the end of the preceding calendar quarter, is less than the Applicable Debt Service Coverage Ratio for such Purchased Asset (with the amount necessary to reduce the Purchase Price for such Purchased Asset to a level such that the Debt Service Coverage Ratio for such Purchased Asset equals the Applicable Debt Service Coverage Ratio being referred to herein as the “Debt Service Coverage Ratio Deficit”); or

(iv)      at any time during the continuance of a Credit Event, the product of (a) the Market Value of any Purchased Asset and (b) the Purchase Price Percentage of such Purchased Asset is less than the outstanding Repurchase Price of such Purchased Asset (net of Other Price Components), as determined by Buyer in its sole and absolute discretion (a “Purchased Asset Margin Event”, and the amount necessary to reduce such Repurchase Price (net of Other Price Components) for such Purchased Asset to the product of the Purchase Price Percentage and the then current Market Value is referred to herein as the “Purchased Asset Margin Event Deficit” for such Purchased Asset).

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“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, for each Purchased Asset, the documents of the types listed in Section 7(b) that are identified as “required” on the related Purchased Asset File Checklist, together with any additional documents and information subsequently required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Asset File Checklist” shall have the meaning assigned to it in the Custodial Agreement.

“Purchased Asset Margin Event” has the meaning assigned to such term in the definition of “Purchased Asset Credit Event”.

“Purchased Asset Margin Event Deficit” shall have the meaning assigned to such term in the definition of “Purchased Asset Credit Event.”

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to the related Custodial Delivery.

“Qualified Institutional Buyer” shall have the meaning set forth in Rule 1144A under the Securities Act of 1933.

“Qualified Transferee” means (a) a commercial bank, savings bank, savings and loan association, trust company, commercial credit corporation, pension plan, pension fund or pension fund advisory firm, mutual fund, governmental entity or plan, investment bank, insurance company or (b) an Affiliate of Buyer; provided, however, that any such Qualified Transferee must also (x) be a Qualified Institutional Buyer; (y) not be a Prohibited Assignee, and (z) qualify under any qualified transferee, eligible assignee or similar transfer restrictions applicable to any Purchased Mortgage Loan.

“Recipient” means Buyer or any other recipient of any payment to be made by or on account of any obligation of Seller or Guarantor hereunder.

“Remittance Date” shall mean the sixteenth (16th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is designated by Buyer.

“Repurchase Date” shall mean, with respect to each Purchased Asset, the earliest of:

(a)        the Facility Expiration Date, as may be extended pursuant to the terms of Section 3(l) of this Agreement;

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(b)        the Accelerated Repurchase Date;

(c)        the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation or such Business Day as of which Seller elects to repurchase the Purchased Assets pursuant to the terms of this Agreement;

(d)       within five (5) Business Days of the date a Purchased Asset becomes an Impaired Asset;

(e)        the date of maturity or repayment in full of the underlying Mortgage and Mortgage Note comprising the Purchased Asset; or

(f)        the Business Day upon which the Purchased Asset is conveyed to a commercial mortgage backed securitization or other comparable facility.

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any date, the price at which such Purchased Asset is to be transferred from Buyer to Seller upon termination of the related Transaction; such price will be determined in each case as the sum of (a) the Purchase Price of such Purchased Asset including any subsequent Purchase Price, less any amounts paid by Seller to Buyer, or Income received by Buyer from the Depository pursuant to Section 5 hereof, on or prior to the date of such determination on account of the Repurchase Price for such Purchased Asset (other than amounts applied to the components of the Repurchase Price set forth in the following clauses (b)-(c) of this definition (the “Other Price Components”)), (b) the accrued and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination, and (c) all other accrued and unpaid fees and expenses, indemnity amounts and any other amounts due and owing to Buyer under this Agreement and the Transaction Documents, provided that if such other amounts are not payable at the time of a repurchase of a Purchased Asset the same shall not be included in the Repurchase Price of such Purchased Asset.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Second Extended Facility Expiration Date” shall have the meaning set forth in Section 3(l) of this Agreement.

“Second Extension Period” shall have the meaning set forth in Section 3(l) of this Agreement.

“Secondary Market Transaction” shall have the meaning specified in Section 8(a) of this Agreement.

“Seller” shall mean BSPRT USB Loan, LLC, a Delaware limited liability company.

“Servicer” shall mean Situs Asset Management LLC, or any other servicer of the Purchased Assets approved by Buyer in is sole discretion.

“Servicer Acknowledgement” means that certain Servicer Notice and Acknowledgement dated as of the date hereof delivered by Seller to Servicer and acknowledged and agreed to by Servicer and Buyer.

“Servicing Agreements” has the meaning specified in Section 24(b).

“Servicing Records” has the meaning specified in Section 24(b).

“Servicing Rights” shall mean any and all of the following: (a) any and all rights to service the Purchased Assets; (b) any payments to or monies received by a Servicer or any other Person for servicing the Purchased Assets; (c) any late fees, penalties or similar payments with respect to the Purchased Assets; to the extent payable to a Servicer pursuant to a Servicing Agreement (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller or any other Person thereunder; and (e) any other rights considered as a matter of law to be “servicing rights”.

“Special-Purpose Entity” shall mean a Person, other than an individual, that satisfies the requirements each of Section 12(a) et.seq. If the foregoing entity is a limited partnership or limited liability company, (i) its partnership agreement or limited liability company agreement (as applicable) shall provide that upon the withdrawal or dissolution of the last remaining general partner or member of such partnership or limited liability company will not be dissolved and shall be continued by the personal representative of such member or general partner which shall agree to be, or appoint, a substitute member within ninety (90) days after the occurrence of the event that terminated the last remaining member or general partner, and (ii) the dissolution and winding up or bankruptcy or insolvency filing of such partnership or limited liability company shall require the unanimous consent of all partners or members (including the affirmative vote of the independent directors).

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“Subsequent Advance” shall mean each advance made by Seller or Originator (or, in the case of a Table Funding, including any funds advanced by Buyer on behalf of Seller or Originator) to a Mortgagor after the Initial Advance under the related Purchased Asset Documents, which, shall (i) be evidenced by an increase in the amount payable by the Mortgagor under the related Mortgage Note or (ii) reflect a re-advance of funds previously repaid by such Mortgagor pursuant to the applicable Purchased Asset Documents.

“Subsequent Purchase” shall have the meaning specific in Section 3(k).

“Subsequent Purchase Price” shall mean, with respect to any Purchased Asset, the purchase price paid by Buyer to Seller in connection with a Subsequent Purchase pursuant to Section 3(k), the amount of which shall be reflected on an amended Confirmation for such Purchased Asset. The plural of such term shall refer to the sum of all dollars paid by Buyer to Seller in connection with all Subsequent Purchases affected with respect to such Purchased Asset as provided in Section 3(k).

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content satisfactory to Buyer and the company issuing the Title Policy for such Property.

“Table Funded Purchased Asset” means an Eligible Asset that is, as indicated on the related Confirmation, to be sold to Buyer simultaneously with the Seller’s origination or acquisition thereof (or making of a Subsequent Advance), which origination or acquisition (or Subsequent Advance), pursuant to Seller’s request, is financed with the Purchase Price and paid directly to a title company, settlement agent or other Person, in each case, approved by Buyer in its sole and absolute discretion, in trust for the current holder of the Eligible Asset or related Mortgagor for disbursement to the parties entitled thereto in connection with such origination or acquisition (or Subsequent Advance).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Policy” shall have the meaning specified in paragraph 11 of Exhibit VI.

“Transaction” shall have the meaning designated in the introductory paragraph of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Exhibits and Annexes to this Agreement, the Fee Letter, the Custodial Agreement, the Servicing Agreement, the Servicer Acknowledgement, the Guaranty, the control agreement with respect to the Cash Management Account (if any), if any, all Confirmations executed pursuant to this Agreement in connection with specific Transactions, and any other document or agreement, now or in the future, executed by the Seller for the benefit of Buyer in connection with this Agreement.

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“Transaction Fee” shall have the meaning set forth in the Fee Letter.

“Transaction Request” shall have the meaning set forth in Section 3(a).

“Trust Receipt” shall mean, with respect to a Purchased Asset, a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files which are held by Custodian for the benefit of Buyer (or any other holder of such trust receipt).

“UCC” shall have the meaning specified in Section 6(b) of this Agreement.

“Underlying Obligor” shall mean, individually and collectively, as the context may require, the Mortgagor and other obligors under a Purchased Asset and (ii) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Purchased Asset Documents relating to a Purchased Asset.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a)        Subject to the terms and conditions set forth in this Agreement (including, without limitation, the Facility Conditions Precedent and Transaction Conditions Precedent specified in Sections 3(c) and (e) of this Agreement), an agreement to enter into a Transaction shall be made in writing at the initiation of Seller as provided below; provided, however, that (x) the aggregate of the Repurchase Prices (excluding Other Price Components) for all Transactions shall not exceed the Facility Amount and (y) Buyer shall not have any obligation to enter into Transactions with Seller after the occurrence and during the continuance of an Event of Default or during the thirty (30) day period immediately prior to the Facility Expiration Date.

(i)        Seller may, from time to time, submit to Buyer a Transaction Request, in the form of Exhibit VIII attached hereto (the “Transaction Request”), for Buyer’s review and approval in order to enter into a Transaction with respect to any Eligible Asset that Seller proposes to sell to Buyer under this Agreement. Upon Buyer’s receipt of a complete Due Diligence Package, Buyer shall have the right to request additional diligence materials and deliveries, and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines in its sole and absolute discretion. Buyer shall endeavor within ten (10) Business Days of its receipt of the Transaction Request and Due Diligence Package and following receipt of internal credit approval to either (A) notify Seller of the Purchase Price and the market value for the Eligible Asset or (B) deny Seller’s request for a Transaction, in Buyer’s sole and absolute discretion. Buyer’s failure to respond to Seller within ten (10) Business Days shall be deemed to be a denial of Seller’s request for a Transaction, unless Buyer and Seller have agreed otherwise in writing.

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(ii)       Buyer shall be entitled to make a determination, in the exercise of its sole discretion that it shall not purchase any or all of the Eligible Assets proposed to be sold to Buyer by Seller. On the Purchase Date for the Transaction, which shall be not less than three (3) Business Days following the approval of an Eligible Asset by Buyer, the Purchased Asset shall be transferred to Buyer or Custodian against the transfer of the Purchase Price to an account designated by Seller.

(b)        Upon agreeing to enter into a Transaction hereunder, provided each of the Facility Transaction Conditions Precedent (as hereinafter defined) or Transaction Conditions Precedent (as hereinafter defined), as applicable, shall have been satisfied (or waived by Buyer), Buyer and Seller shall enter into a written confirmation in the form of Exhibit I attached hereto with respect to each Transaction (a “Confirmation”) that shall describe the Purchased Assets which shall be the subject of the proposed Transaction and any additional terms and conditions not inconsistent with this Agreement unless such an inconsistent provision is waived in the Confirmation executed in accordance with Section 3(g)). In the absence of execution and delivery by Buyer of a Confirmation for a proposed Transaction, Buyer shall under no circumstance be deemed to have agreed to enter into such Transaction. With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the next succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on the Pricing Rate Determination Date.

(c)        Buyer shall not be obligated to enter into, execute, and close this Agreement and consummate any Transactions until the following conditions have been satisfied, or waived by Buyer, on and as of the date hereof (the “Facility Conditions Precedent”):

(i)        Buyer shall have obtained internal credit approval to enter into this Agreement and the Transactions contemplated herein;

(ii)       Buyer or the Custodian on behalf of Buyer shall have received this Agreement and the other Transaction Documents executed by Seller and/or Guarantor, as applicable;

(iii)      Buyer or the Custodian on behalf of Buyer shall have received the following documents; (A) a good standing certificate dated a recent date with respect to Seller and Guarantor from their respective states of formation, (B) an executed Power of Attorney of Seller in the form of Exhibit V hereto, (C) such opinions from counsel to Seller and Guarantor as Buyer may reasonably require, including, without limitation, with respect to corporate matters, enforceability, no consents or approvals required other than those that have been obtained, absence of conflicts with Requirements of Law, organizational documents and material agreements, perfected security interest in the Purchased Assets by filing, perfected security interest in the Purchased Asset Documents by possession, perfected security interest in the Cash Management Account and any other collateral pledged pursuant to the Transaction Documents, Investment Company Act matters, the applicability of Bankruptcy Code safe harbors, a true sale opinion (if applicable) and such other opinions as may be reasonably required by Buyer and (D) all other documents, certificates, information, financial statements, reports, approvals as it may require;

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(iv)      Buyer shall have received a certificate of a responsible officer of Seller and Guarantor, as applicable, certifying such Person’s (i) governing documents, (ii) certificates of formation, limited partnership or articles of incorporation, as applicable and (iii) incumbency;

(v)       no Requirements of Law shall prohibit or render it unlawful for Seller or Guarantor, and no order, judgment or decree of any Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into any Transaction Document, including after giving effect to the consummation thereof;

(vi)      Buyer has received payment from Seller of all fees and expenses then payable under the Fee Letter, this Agreement and the other Transaction Documents, including the costs and expenses actually incurred by Buyer (including legal fees) in connection with its due diligence and underwriting review of each Eligible Asset approved by Buyer for purchase as of the date hereof;

(vii)     (A) UCC financing statements have been filed against Seller in the office of the Secretary of State of the State of Delaware naming Seller as debtor and Buyer as secured party, (B) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and Guarantor, as Buyer may require, and (C) the results of such searches are satisfactory to Buyer;

(viii)    all information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules concerning Seller or Guarantor furnished by or on behalf of Seller or Guarantor to Buyer in connection with the Transaction Documents, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; and

(ix)      with respect to Seller or Guarantor, as applicable, a No Plan Asset Certificate.

By its release of its signature page to this Agreement and delivery of any then payable Purchase Price to Seller, except as expressly set forth in a side letter duly executed and delivered by each of Buyer and Seller dated as of the date hereof (“Facility Letter of Reservation”), Buyer acknowledges that the Facility Conditions Precedent have been satisfied or waived by Buyer and this Agreement is in full force and effect. Notwithstanding the foregoing to the contrary, Seller shall not be relieved of its obligations to deliver any Purchased Asset Documents or other information listed on the Facility Letter of Reservation and a failure to deliver any Purchased Asset Documents or other information listed on the Facility Letter of Reservation shall not be deemed a waiver of the Facility Condition Precedent(s) set forth in the Facility Letter of Reservation by Buyer and the failure to deliver Purchased Asset Documents or other information listed on the Facility Letter of Reservation shall constitute an Event of Default hereunder after the delivery of notice and the expiration of any applicable cure period with respect thereto as provided in Section 13(xviii).

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(d)        Intentionally Omitted

(e)        Buyer shall not be obligated to enter into any Transaction or purchase any Eligible Asset, until the following additional conditions have been satisfied or waived by Buyer, with respect to each Eligible Asset on or prior to the Purchase Date therefor (the “Transaction Conditions Precedent”):

(i)        Buyer and/or Custodian has received the following documents: (i) a Transaction Request, (ii) a Due Diligence Package, (iii) a Confirmation, (iv) if the Purchased Asset is not serviced by U.S Bank, National Association, originals of the related Servicing Agreements, (v) a Trust Receipt and other items required to be delivered under the Custodial Agreement, and (vi) all other documents, certificates, information, financial statements, reports and approvals as Buyer may reasonably require;

(ii)       Servicer has received copies of all documents in the Purchased Asset File and such other items as are required under the Servicing Agreement;

(iii)       no Default, Event of Default or Margin Deficit under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction or would result from such Transaction;

(iv)      no Requirements of Law shall prohibit or render it unlawful, and no order, judgment or decree of any Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into such Transaction, including after giving effect to the consummation thereof;

(v)       Buyer has (i) obtained all necessary internal credit and other approvals for such Transaction and (ii) executed and delivered to Seller the Confirmation;

(vi)      the aggregate outstanding Purchase Price of all Transactions does not exceed the Facility Amount after giving effect to such Transaction;

(vii)     the Purchase Date specified in the Confirmation is not later than thirty (30) days prior to the Facility Expiration Date;

(viii)    the Repurchase Date is not later than the Facility Expiration Date;

(ix)      Seller, Guarantor, Servicer and Custodian (in the event U.S Bank National Association is not the Custodian) have satisfied all requirements and conditions and have performed all covenants, duties, obligations and agreements contained in the Transaction Documents to be performed by such Person on or before the Purchase Date;

(x)       to the extent any Purchased Asset was not originated by Seller, all requirements of Section 9(b)(xxii) have been fulfilled with respect to any such Purchased Asset;

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(xi)      to the extent the related Purchased Asset Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of the Conveyance of the related Purchased Asset to Buyer hereunder, Buyer has received evidence that Seller has given notice to the applicable Persons of Buyer’s interest in such Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;

(xii)     if requested by Buyer, such opinions from counsel to Seller and Guarantor as Buyer may reasonably require, including, without limitation, with respect to the perfected security interest in the Purchased Assets and any other collateral pledged pursuant to the Transaction Documents; provided, however, that the parties agree that absent a change in circumstances or facts from the date hereof, no additional opinions shall be required;

(xiii)    Seller shall have provided to Buyer a copy of Seller’s internal investment committee memorandum relating to the Eligible Asset (with any confidential information redacted);

(xiv)    Seller has complied with all other requirements set forth in the Transaction Documents for the purchase of such Eligible Asset;

(xv)     the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Purchase Date for such Transaction;

(xvi)    Buyer has received payment from Seller of all fees and expenses then payable under the Fee Letter, this Agreement and the other Transaction Documents, including the costs and expenses actually incurred by Buyer in connection with its due diligence and underwriting review of each Eligible Asset approved by Buyer, subject to the terms of the Fee Letter;

(xvii)   Seller shall have certified to Buyer in writing the acquisition cost of such Purchased Assets (including therein reasonable supporting documentation required by Buyer, if any) not originated by Seller or any Affiliate of Seller or Guarantor; and

(xviii)  there shall not have occurred a Material Adverse Change with respect to Seller or Guarantor.

By its release of its signature page to the Confirmation and delivery of the Purchase Price to Seller and funding of any applicable Transaction, except as expressly set forth in a side letter duly executed and delivered by each of Buyer and Seller simultaneously with the Confirmation (“Transaction Letter of Reservation”), Buyer acknowledges that the Transaction Conditions Precedent with respect to the applicable Transaction have been satisfied or waived by Buyer. Notwithstanding the foregoing to the contrary, Seller shall not be relieved of its obligations to deliver any Purchased Asset Documents or other information listed on the exception report delivered by Custodian (the “Exception Report”) and attached as an exhibit to the Transaction Letter of Reservation and a failure to deliver such Purchased Asset Documents or other information set forth in the Exception Report or Transaction Letter of Reservation shall not be deemed a waiver of the Transaction Condition Precedent(s) set forth in the Exception Report or Transaction Letter of Reservation by Buyer and the failure to deliver such Purchased Asset Documents or other information set forth in the Exception Report or Transaction Letter of Reservation shall constitute an Event of Default hereunder after the delivery of notice any the expiration of any applicable cure period.

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(f)        The failure of Seller to satisfy (or obtain a waiver, in writing, from Buyer of) any of the conditions precedent in any material respect in Sections 3(c) and 3(e) with respect to any Transaction or Purchased Asset shall, unless such failure was set forth in an exceptions schedule to the relevant Confirmation or otherwise waived in writing by Buyer on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related Transaction, whereupon Seller shall promptly pay to Buyer the Repurchase Price of such Purchased Asset

(g)        Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by Seller no more than two (2) Business Days after the date thereof. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than two (2) Business Days after such Confirmation is received by Seller. Seller shall execute a written acceptance accepting each Confirmation not objected to by Seller within the aforementioned two (2) Business Day period. Seller hereby acknowledges that the obligations of Seller pursuant to each Transaction hereunder are a recourse obligation of Seller.

(h)        Seller shall be entitled to terminate a Transaction on demand, in whole only, and repurchase the related Purchased Asset subject to such Transaction (each, an “Early Repurchase Date”) on any Business Day prior to the Repurchase Date, provided, however, that the Seller:

(i)        notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset no later than five (5) Business Days prior to such Early Repurchase Date;

(ii)       on such Early Repurchase Date pays to Buyer an amount equal to the sum of the Repurchase Price for such Transaction(s), and any other amounts payable under this Agreement, with respect to such Transaction against transfer to Seller or its agent of such Purchased Assets;

(iii)      repurchases on such Early Repurchase Date, the Purchased Asset subject to such Transaction.

Any notice delivered under this Section 3(h) shall be irrevocable upon delivery to Buyer, provided, however, if an Underlying Obligor shall have the right to revoke any prepayment or similar notice under the related Mortgage Note, then the Seller’s notification with respect to an Early Repurchase Date under this Section 3(h) shall be revocable, provided, further, that Seller reimburses Buyer for all out-of-pocket costs and expenses actually incurred by Buyer (including reasonably attorney fees and disbursements) in connection with such notice. If the Early Repurchase Date is any Business Day other than the Remittance Date, Seller shall pay all of Buyer’s costs, expenses incurred as a result of such repurchase.

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(i)        On the Repurchase Date or the Early Repurchase Date, as applicable, for each Purchased Asset (or in connection with repayment in full of a Mortgage Note by the related Underlying Obligor), termination of the Transactions will be effected by transfer to Seller or its agent of the Purchased Assets relating to such Transaction and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price with respect to such Transaction to an account of Buyer. So long as no Event of Default has occurred and is continuing, upon receipt of the Repurchase Price for such Purchased Asset, Buyer shall transfer to Seller such Purchased Asset whereupon the Transaction with respect to such Purchased Asset shall terminate. So long as no Event of Default has occurred and is continuing, upon receipt of the Repurchase Price for such Purchased Asset, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset, shall authorize Custodian, in accordance with the terms of the Custodial Agreement, to release to Seller the Purchased Asset Documents for such Purchased Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of such Purchased Asset, free and clear of any other interests or liens caused, directly or indirectly, by Buyer’s actions or inactions.

(j)        At any time after the date hereof, but prior to the Facility Expiration Date, at the request of Seller, Buyer may, in its sole and absolute discretion, increase the Facility Amount (the “Accordion Feature,” and the increase, a “Facility Amount Increase”) and purchase additional Eligible Assets or make Subsequent Purchase with respect to an existing Purchased Asset (such Eligible Assets or Subsequent Purchases, collectively hereinafter the “Subsequent Assets”) subject to the terms and conditions of this Agreement. The purchase of any Subsequent Asset shall be subject to the following conditions:

(i)        no Default or Event of Default shall have occurred and be continuing as of the date of the purchase of the Subsequent Asset or would result from the purchase of such Subsequent Asset;

(ii)        Seller provides Buyer a request for the increase in the Facility Amount in writing at least fifteen (15) days prior to the date that Seller requires the increase in the Facility Amount;

(iii)       no Facility Amount Increase shall exceed the Purchase Price set forth in a Confirmation (or in the case of any Subsequent Purchase, an amended and restated Confirmation with respect to the subject Purchased Asset) with respect to the Subsequent Asset(s) to be purchased by Buyer in connection with such Facility Amount Increase;

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(iv)      the Facility Amount shall not exceed $150,000,000 at any time;

(v)       No Margin Deficit shall exist as of the date of the purchase of the Subsequent Asset or would result from the purchase of such Subsequent Asset;

(vi)      Guarantor shall remain in compliance with all covenants under this Agreement and the other Transaction Documents, including Section 5 of the Guaranty;

(vii)     Seller and Guarantor shall deliver an executed certificate by an authorized signatory of Seller stating that the representations and warranties contained in in this Agreement and the Guaranty, as applicable, as of the date of such request and on the effective date of such Facility Amount Increase are true and correct in all material respects as of such dates;

(viii)    prior to any increase of the Facility Amount, Seller shall (i) deliver such information and documentation required to by delivered to Buyer, Custodian or any other party pursuant to this Agreement with respect to the related Subsequent Asset and (ii) enter into any amendment of this Agreement or the Transaction Documents required by Buyer, in order to amend or modify the applicable terms of this Agreement or the Transaction Documents with respect to the Eligible Asset being purchased by Buyer in connection with the Facility Amount Increase, including, but not limited to, the Pricing Rate, the Purchase Price Percentage, the LTV, the Debt Service Coverage Ratio and Debt Yield (alternatively, Buyer may, in its sole and absolute discretion, agree to make such changes in the Confirmation with respect to the purchase of such Subsequent Asset);

(ix)      Subject to the terms and conditions of the Fee Letter, Seller shall pay to Buyer all costs and expenses incurred by Buyer in connection with such increase in the Facility Amount and any fees and expenses otherwise due hereunder or under the Fee Letter, including but not limited to the additional Transaction Fee required by (and as defined in) the Fee Letter in connection with such Facility Amount Increase, except as otherwise expressly agreed; and

(x)        Seller shall satisfy any additional requirements reasonably requested by Buyer.

If the Facility Amount is increased and an additional Transaction Fee paid under this Section 3(j), the Facility Amount, as so increased, shall not decrease as a result of the repurchase of any Purchased Asset or Purchased Assets (including one or more Subsequent Assets) and no additional Transaction Fee shall be required to be paid until and unless an additional Facility Amount Increase occurs.

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(k)        If, following an Initial Purchase Date with respect to a Purchased Asset, either (1) Seller shall make a Subsequent Advance with respect to an Purchased Asset or (2) the Initial Purchase Price for a Purchased Asset (together with any Subsequent Purchase Price by which the Initial Purchase Price was previously increased) is less than the Maximum Purchase Price for such Purchased Asset, Seller may submit a Subsequent Purchase Request to Buyer in the form attached hereto as Exhibit XIII, and Buyer shall, in the case of (1) above or may, in its sole and absolute discretion in the case of (2) above, deposit Dollars in the Funding Account in an amount equal to the Subsequent Purchase Price within ten (10) Business Days of satisfaction of the following conditions precedent (each such additional purchase with respect to a particular Purchased Asset, a “Subsequent Purchase”):

(i)        the Initial Purchase Price plus the sum of the Subsequent Purchase Prices for such Purchased Asset (including the Subsequent Purchase Price related to such Subsequent Purchase Request) as reflected on the related Subsequent Purchase Request shall not exceed the Maximum Purchase Price for such Purchased Asset;

(ii)       no Default, Event of Default or Margin Deficit under this Agreement shall have occurred and be continuing as of the Subsequent Purchase Date or would result from such Subsequent Purchase;

(iii)      the representations and warranties made by Seller in any of the Transaction Documents shall be true and correct in all material respects as of the Subsequent Purchase Date;

(iv)      if such Subsequent Purchase is in connection with a Subsequent Advance made by Seller with respect to a Purchased Asset, the amount owed under the related Mortgage Note shall increase as a result of the related Subsequent Advance;

(v)       if such Subsequent Purchase is in connection with a Subsequent Advance made by Seller with respect to a Purchased Asset, the Seller has delivered an officer’s certificate from Seller signed by a duly appointed officer of Seller certifying (a) that Seller has made or is making a Subsequent Advance to, at the direction or for the benefit of, the related Mortgagor, (b) the amount of such Subsequent Advance made, and (c) that all conditions precedent to the making of such Subsequent Advance as set forth in the Purchased Asset Documents have been satisfied (without giving effect to any modification, waiver or indulgence that may be consented to, granted or made by Seller), together with evidence supporting compliance with such conditions precedent, to Buyer’s satisfaction;

(vi)      the confirmation for the applicable Purchased Asset shall have been amended to reflect the Subsequent Purchase;

(vii)     if the Subsequent Purchase would result in Seller’s exercise of the Accordion Feature, as set forth in Section 3(j) of this Agreement, (a) Seller shall pay to Buyer the additional Transaction Fee and (b) the Facility Amount shall not exceed $150,000,000; and

(viii)    Seller shall have paid to Buyer all reasonable, out-of-pocket costs and expenses incurred by Buyer, including reasonable attorney’s fees in connection with the related Subsequent Purchase.

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For the avoidance of doubt, Seller hereby acknowledges and agrees that Buyer shall have no liability or obligation whatsoever to make any future or subsequent advances under the Purchased Asset Documents for any Purchased Asset, and that the obligations of Buyer to make any Subsequent Purchase hereunder in connection with such future funding obligations of Seller are pursuant to and set forth in this Agreement only (i.e., in no event shall Buyer be bound by or liable under the Purchased Asset Documents for any Purchased Asset).

(l)        Seller shall have two (2) options to extend the Facility Expiration Date, the first for an additional one (1) year term (the “First Extension Period”) ending on June 15, 2021 (the “First Extended Facility Expiration Date”) and the second for an additional one (1) year term (the “Second Extension Period”) ending on June 15, 2022 (the “Second Extended Facility Expiration Date” and, together with the First Extended Facility Termination Date, the “Extended Facility Expiration Date”), which, in each case, shall be exercisable by written request of Seller delivered no earlier than ninety (90) days before and no later than thirty (30) days before the then applicable Facility Expiration Date. The extension of the then applicable Facility Expiration Date shall be subject to the following conditions precedent: (a) no Default or Event of Default exists on the date of the request to extend such Facility Expiration Date or on the then applicable Facility Expiration Date, (b) Seller shall have made a timely request to extend the then applicable Facility Expiration Date, (c) Seller shall have paid to Buyer the Extension Fee on or before the applicable Facility Expiration Date, (d) the LTV for each Purchased Asset shall not exceed the Applicable LTV Ratio for such Purchased Asset, (e) the Debt Yield for each Purchased Asset shall be equal to or greater than the Applicable Debt Yield for such Purchased Asset, (f) the Debt Service Coverage Ratio for each Purchased Asset shall be equal to or greater than the Applicable Debt Service Coverage Ratio for such Purchased Asset, (g) Seller and Guarantor are then, and will be on the first day of the First Extension Period and Second Extension Period, as applicable, in compliance with all covenants under this Agreement and the other Transaction Documents; (h) Buyer’s receipt of an officer’s certificate from Seller signed by a duly appointed officer of Seller (1) certifying as to the matters contained in clauses (d), (e), (f), and (g) above and (2) certifying that, before and after giving effect to such extension, the representations and warranties of Seller contained in Article 9 of this Agreement and the other Transaction Documents are true and correct on and as of the then applicable Facility Expiration Date, and (i) Buyer’s receipt of an officer’s certificate from Guarantor signed by a duly appointed officer of Guarantor (1) certifying as to the matters contained in clause (f) above, including Article 5 of the Guaranty and (2) certifying that, before and after giving effect to such extension, the representations and warranties of Guarantor contained in Article 3 of the Guaranty are true and correct on and as of the then applicable Facility Expiration Date. Notwithstanding the foregoing to the contrary, if a Purchased Asset has a maturity date that occurs later in time then the then current Facility Expiration Date, Buyer agrees to extend the Facility Expiration Date, First Extended Facility Expiration Date and Second Extended Facility Expiration Date for such specific Purchased Asset only and the Facility Amount associated with it to accommodate such Purchased Asset (as such dates and amount shall be set forth in the Confirmation with respect to such Purchased Asset).

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4.	MARGIN CALLS; REBALANCING

(a)        (i) If at any time after the occurrence and during the continuance of a Purchased Asset Credit Event or on the date on which any Subsequent Purchase is made with respect to a Purchased Asset, Buyer determines that a Margin Deficit exists, then Buyer may by notice to Seller (a “Margin Call”) given in accordance with Section 15 hereof, require Seller, to (A) if Seller so requests and Buyer consents in its sole and absolute discretion, agree with Seller to a Purchase Price Reallocation (as defined below) or (B) transfer to Buyer cash, in an amount sufficient so that no Margin Deficit shall exist. Upon the payment of cash, as outlined in the preceding sentence, the Margin Deficit shall be deemed cured. Seller’s failure to cure any Margin Deficit as required by the preceding sentence prior to expiration of the time period set forth in Section 4(b) below shall constitute an Event of Default under the Transaction Documents and shall entitle Buyer to exercise its remedies under Section 14 of this Agreement (including, without limitation, the liquidation remedy provided for in Section 14(iv) of this Agreement. A “Purchase Price Reallocation” shall mean an increase in the amount of the then Purchase Price of any one or more Purchased Assets (without any additional transfer of cash to Seller with respect to such Purchased Asset(s)) the Purchase Price of which is less than the Maximum Purchase Price for such Purchased Asset(s) (such difference, a “Margin Excess”), in an amount sufficient to eliminate the Margin Deficit (but not in excess of such Margin Deficit).

(b)        If any Margin Call is given by Buyer under Section 4(a) of this Agreement at or prior to the Margin Notice Deadline on any Business Day, the Seller shall transfer cash as provided in Section 4(a) by no later than 5:00 p.m. CST on the date that is the fifth (5th) Business Day following the Business Day on which the Margin Call is given. If any Margin Call is given by Buyer under Section 4(a) of this Agreement after the Margin Notice Deadline on any Business Day, the Seller shall transfer cash as provided in Section 4(a) by no later than 9:30 a.m. CST on the date that is the sixth (6th) Business Day following the Business Day on which the Margin Call is given. Notice required pursuant to Section 4(a) of this Agreement may be given by any means set forth in Section 15 hereof. The failure of Buyer on any one or more occasions to exercise its rights under Section 4(a) of this Agreement shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer or Seller to do so at a later date. Buyer and Seller agree that any failure or delay by Buyer to exercise its rights under Section 4(a) of this Agreement shall not limit such party’s rights under this Agreement or otherwise existing by law or in any way create additional rights for such party.

(c)        Any cash transferred to Buyer pursuant to Section 4(a) of this Agreement with respect to any Purchased Assets shall be applied first to reduce the Repurchase Price of the Purchased Asset giving rise to the Margin Deficit until no Margin Deficit exists, and, if any amount remains, to reduce the outstanding Repurchase Price of other Purchased Assets in accordance with the directions of Seller, unless an Event of Default shall have occurred and be continuing.

(d)        Seller shall repurchase a Purchased Asset that has become an Impaired Asset, within five (5) Business Days following the earlier of the date (i) on which Seller is notified by Buyer that a Purchased Asset is an Impaired Asset or (ii) Seller otherwise becomes aware that such Purchased Asset has become an Impaired Asset.

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5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)        The Cash Management Account shall be established at the Depository concurrently with the execution and delivery of this Agreement by Seller and Buyer. Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Cash Management Account. All Income in respect of the Purchased Assets, any payments in respect of associated Hedging Transactions with respect to any or all of the Purchased Assets, and any interest received from the reinvestment of such Income, shall be deposited directly into the Cash Management Account and shall be remitted by the Depository in accordance with the applicable provisions of this Section 5 and Section 14(i) of this Agreement.

(b)        No later than the Initial Purchase Date, Seller shall deliver to Servicer, a Servicer Acknowledgement in the form attached hereto as Exhibit X to this Agreement, instructing the Servicer to deposit Income collected in respect of the Purchased Assets in the Cash Management Account, and to service the Purchased Assets pursuant to the Servicing Agreement. If Servicer forwards any Income with respect to a Purchased Asset to Seller rather than directly to the Cash Management Account, Seller shall (i) redeliver an executed copy of the Servicer Acknowledgement to the Servicer and make other commercially reasonable efforts to cause Servicer to forward such amounts directly to the Cash Management Account and (ii) immediately deposit in the Cash Management Account any such amounts.

(c)        On each Remittance Date, Seller shall pay to the Buyer an amount equal to the Price Differential which has accrued during the related Pricing Rate Period for the related Transactions to the extent not paid pursuant to either of the Sections 5(d)(i) below.

(d)        So long as no Default or Event of Default shall have occurred and be continuing, all Income and Principal Payments received by the Depository in respect of the Purchased Assets and the associated Hedging Transactions (if any) during each Collection Period shall be applied by the Depository on the related Remittance Date as follows:

(i)        first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Assets as of the close of the related Pricing Rate Period;

(ii)        second, to remit to Buyer an amount equal to any premium or accrued interest included in the Purchase Price for Purchased Assets;

(iii)       third, to remit to Buyer an amount equal to any and all fees, costs and expenses, including, but not limited to, reasonable attorneys; fees and expenses and enforcement costs, due and owing by Seller to Buyer (or any other Indemnified Party) as of such Remittance Date;

(iv)       fourth, to remit to Buyer (A) its proportionate share of any Principal Payment received by Seller with respect to a Purchased Asset, in an amount equal to the product of (x) the amount of such Principal Payment received and (y) the Purchase Price Percentage or (B) if such Principal Payment reduces the Mortgagor’s obligations under the Mortgage Note to $0, the Repurchase Price of the Related Purchased Asset.

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(v)        fifth, if a Margin Deficit exists with respect to any Purchased Asset, to remit to Buyer an amount sufficient to eliminate such outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required pursuant to Section 4);

(vi)       sixth, to remit to Buyer to pay in full any other outstanding obligation of Seller then due and payable to Buyer or its Affiliates under this Agreement;

(vii)     seventh, all remaining Income shall be remitted to Seller.

(e)        Notwithstanding the above, to the extent a Principal Payment on a Purchased Asset in excess of $100,000 is received in the Cash Management Account on any date, the Buyer shall direct the Depository to distribute such amount on the Business Day immediately succeeding notice to Buyer from Seller of deposit in immediately available funds of such amount in the Cash Management Account, as follows:

(i)        first, to remit to Buyer (A) its proportionate share of such Principal Payment, in an amount equal to the product of (x) the amount of such Principal Payment received and (y) the Purchase Price Percentage, together with accrued Price Differential on such proportionate share or (B) if such Principal Payment reduced the Mortgagor’s obligation under the Mortgage Note to $0, the Repurchase Price for the related Purchased Asset;

(ii)       second, if a Margin Deficit exists or would, upon the occurrence of such Principal Payment, exist with respect to any Purchased Asset, including the Purchased Asset that is the subject of such Principal Payment (after application of clause (i) above), to remit to Buyer an amount sufficient to eliminate such outstanding Margin Deficit (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required pursuant to Section 4);

(iii)        third, to pay in full any obligations of Seller to Buyer, under this Agreement or any other Transaction Document, that was not paid when due on any prior Remittance Date; and

(iv)      fourth, all remaining amounts shall be remitted to Seller.

(f)        If a Default or Event of Default shall have occurred and be continuing, all Income (including all Principal Payments) received by the Depository in respect of the Purchased Assets and the associated Hedging Transactions shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Cash Management Account as follows (provided that Buyer may change the order and manner of any such application from time to time in Buyer’s sole and absolute discretion):

(i)        first, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all of the Purchased Assets as of such Remittance Date;

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(ii)       second, to remit to Buyer an amount equal to any and all fees, costs and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and enforcement costs, due and owing by Seller pursuant to this Agreement as of such Remittance Date;

(iii)      third, to remit to Depository and Custodian an amount equal to the depository and custodial fees due and payable;

(iv)       fourth, to remit to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Assets, to the extent not paid pursuant to the preceding clauses (i) through (iii) (to be applied in reduction of the aggregate Repurchase Price in such amounts, order and manner as determined by Buyer, until such Repurchase Price has been reduced to zero (0));

(v)        fifth, to remit to Buyer or its Affiliates to pay in full any other outstanding obligation of Seller to Buyer or its Affiliates; and

(vi)      sixth, any remainder to Seller

(g)        Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts held by Buyer or any Affiliate of Buyer and any other obligations at any time owing by Buyer or an Affiliate of Buyer to or for the credit or the account of Seller against any of or all the obligations of Seller now or hereafter existing under this Agreement irrespective of whether or not Buyer shall have made any demand under this Agreement (and without prior notice to Seller), whereupon such obligations owing by Buyer or its Affiliates to Seller shall, to the extent (and only to the extent) of such set off actually made by Buyer, be discharged. Buyer shall use reasonable efforts to deliver prior notice to Guarantor and Seller before exercising the rights set forth in this Section 5(g), but the failure to do so shall not prevent Buyer from exercising such rights and shall not give rise to any claim by Guarantor or Seller against Buyer. The rights of Buyer under this Section 5(g) are in addition to other rights and remedies (including other rights of setoff) which Buyer may have.

(h)        At the end of each Collection Period and prior to the Remittance Date for such Collection Period, Seller shall provide to Buyer a statement and analysis of all Income for such period, indicating the Purchased Assets to which each element of Income relates and the amounts constituting interest on each Purchased Asset, Principal Payments on each Purchased Asset with respect to each Purchased Asset and other Income.

6.	PRECAUTIONARY SECURITY INTEREST

(a)        Buyer and Seller intend that each Transaction hereunder be a sale or other absolute Conveyance to Buyer of the applicable Purchased Assets and not loans from Buyer to Seller secured by such Purchased Assets. However, to protect and preserve Buyer’s rights with respect to the Purchased Assets, including any Conveyance thereof pursuant to the related Mortgage Loan Purchase Documents, in the event any such Transaction is deemed to be other than a sale or other absolute Conveyance, Seller hereby pledges all of its right, title, and interest in, to and under and grants a lien on, and security interest in and right of set-off against the property set forth in sub-clauses (i) – (vii) below and any and all interests of Seller therein, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Buyer to secure the payment and performance of the Facility Obligations:

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(i)        The Mortgage Notes, the Purchased Assets, the Purchased Asset Documents, all Servicing Rights, all “securities accounts” (as defined in Section 8-501 (a) of the UCC) to which any or all of the Purchased Assets or any proceeds thereof are credited and all “securities entitlements” (as defined in Section 8-102(a)(17) of the UCC) therein;

(ii)       the Servicing Agreements, Servicing Records, insurance relating to the Purchased Assets, and all “deposit accounts” (as defined in Section 9-102(a)(29) of the UCC, including, without limitation, collection and escrow accounts) and securities accounts relating to the Purchased Assets;

(iii)      all of Seller’s right, title and interest in, to and under the Transaction Documents and the Mortgage Loan Purchase Documents;

(iv)      all Hedging Transactions and all agreements, instruments and other documents evidencing and/or securing all Hedging Transactions;

(v)       all “general intangibles” (including without limitation “payment intangibles”), “accounts,” “chattel paper,” “investment property,” “documents” and “instruments” as defined in the UCC relating to or constituting any and all of the foregoing;

(vi)      all “supporting obligations” and “letter of credit rights” as defined in the UCC relating to or constituting any and all of the foregoing; and

(vii)     all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, tort claims, insurance claims and other rights to payments, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)        Without limiting Section 6(a), to secure payment of the Facility Obligations owing to Buyer, Seller hereby grants to Buyer a security interest in all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)        the Funding Account, the Cash Management Account and any subaccount thereof and all financial assets (including, without limitation, all securities entitlements with respect to all financial assets) from time to time on deposit in or credited to the Funding Account or Cash Management Account; and

(ii)        any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing.

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(c)        Buyer’s security interest in a Purchased Asset, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Asset, the repurchase thereof in accordance with the terms of this Agreement and (ii) in the case of the Collateral as a whole, the repayment in full of all amounts payable to Buyer and termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith. For purposes of the grant of the security interest pursuant to this Section 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”) and the Uniform Commercial Code as in effect in any other applicable jurisdiction. In furtherance of the foregoing, (a) Seller, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Buyer upon completion thereof, (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder), it being agreed that Seller shall pay any and all fees required in connection therewith, and (c) Seller hereby authorizes Buyer, at Seller’s cost and expense, to prepare and file any and all Filings, which such Filings may include a specific collateral description (not an “all assets of the debtor” description) or a similarly generic collateral description. In addition, Seller hereby authorizes Buyer to make Filings, at the sole cost and expense of Seller, in such locations as Buyer may determine to be reasonably necessary or advisable to perfect and maintain priority of the security interest granted hereby.

(d)        If any Transaction is deemed to be other than a sale or other absolute Conveyance, (i) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller, (ii) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Facility Obligations, without prejudice to Buyer’s right to recover any deficiency, (iii) the possession by Buyer or any of its agents, including Custodian, of the Purchased Asset Documents, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (iv) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law. For the avoidance of doubt, (x) each Purchased Asset secures the Facility Obligations with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (y) if an Event of Default exists, no Purchased Assets relating to a Purchased Assets will be released from Buyer’s lien or transferred to Seller until the Facility Obligations are indefeasibly paid in full. Notwithstanding the foregoing, the Facility Obligations shall be full recourse to Seller.

(e)        The grant of a security interest under this Article 6 shall not constitute or result in the creation or assumption by Buyer of any obligation of Seller or any other Person in connection with any Purchased Assets, whether or not Buyer exercises any right with respect thereto. Seller shall remain liable under the Purchased Assets and Purchased Asset Documents to perform all of Seller’s duties and obligations thereunder to the same extent as if the Transaction Documents had not been executed.

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(f)        Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement of this Agreement or foreclosure of any security interest hereunder, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

7.	PAYMENT, TRANSFER AND CUSTODY

(a)        On the Initial Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer (and possession of the related Purchased Asset Documents shall be transferred to the Custodian) against the simultaneous transfer of the Initial Purchase Price to the Funding Account. On each Subsequent Purchase Date, as part of the same Transaction that occurred on the Initial Purchase Date, Buyer will purchase (i) the related increase in the related Mortgage Note resulting from Seller’s Subsequent Advance to or for the benefit of the related Mortgagor, or (ii) the amount re-advanced by Seller under the terms of the applicable Purchased Asset Documents, in each case subject to the terms and conditions of Section 3(k).

(b)        Intentionally Omitted.

(c)        For each Purchased Asset , including any Table Funded Purchased Asset, no later than 1:00 p.m. at least one (1) Business Day for any Purchased Asset and two (2) Business Days for more than one (1) but less than twenty (20) Purchased Assets, prior to the related Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery in the form attached hereto as Exhibit III, the information contained on Appendix I to the Confirmation and a Purchased Asset File Checklist. In connection with each Conveyance of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian the following documents (collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery delivered therewith, to the extent that such items were executed or issued in connection with the origination or assignment of the Eligible Asset that is the subject of the purchase:

With respect to each Purchased Asset:

(i)        original counterparts of all of the following documents, unless otherwise noted:

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(a)        The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of ______ without recourse” and signed in the name of the Last Endorsee by an authorized Person (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(b)       Any guarantee executed in connection with the Mortgage Note (if any).

(c)       The Mortgage with evidence of recording thereon, or a copy of any officer’s certificate of Seller certifying that such represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(d)       All assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof with an officer’s certificate of Seller (or, if acceptable to Buyer, a title company or Seller’s attorney) certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(e)       The Assignment of Mortgage in blank, for each Purchased Asset evidenced by a Mortgage Note secured by a Mortgage, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that such Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(f)        All intervening assignments of the Mortgage with evidence of recording thereon, or copies thereof with an officer’s certificate of Seller (or, if acceptable to Buyer, a title company or Seller’s attorney) certifying that such represent true and correct copies of the originals and that such originals have each been submitted for recording in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(g)       The attorney’s opinion of title, if any, and abstract of title or the mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same.

(h)       All Purchased Asset Documents, including the loan agreement.

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(i)        Any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset.

(j)        The Assignment of Leases and Rents, if any, with evidence of recording thereon, or a copy thereof with an officer’s certificate of Seller (or, if acceptable to Buyer, a title company or Seller’s attorney), certifying that such copy represents a true and correct copy of the original that has been submitted for recording in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(k)       The assignment of Assignment of Leases and Rents in blank, for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that such Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that such Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”);

(l)        All intervening assignments of Assignment of Leases and Rents, if any, with evidence of recording thereon, or a copy thereof with an officer’s certificate of Seller (or, if acceptable to Buyer, a title company or Seller’s attorney), certifying that such copy represents a true and correct copy of the original that has been submitted for recording in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(m)      A copy of each UCC financing statement filed in connection with the origination of the Eligible Asset, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by Seller to have been sent for filing, and UCC assignments from Seller to Buyer or its designee, which UCC assignments shall be in form and substance acceptable for filing.

(n)       An environmental indemnity agreement (if any).

(o)       An omnibus assignment of such Purchased Asset in blank.

(p)       A copy of the disbursement letter from the Mortgagor to the original mortgagee (if any).

(q)       A Survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the related title policy or commitment.

(r)        A copy of the Mortgagor’s opinion of counsel (if any).

(s)       An assignment of permits, contracts and agreements (if any).

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(t)        An assignment of any interest rate cap agreement or other interest rate protection agreement, if any, entered into by the Mortgagor or its affiliates, with the counterparty’s written consent to such assignment and agreement not to amend or modify the underlying cap or other interest rate protection agreement and to make all payments thereunder to Buyer as assignee.

(u)       An original of any participation agreement, intercreditor agreement and/or servicing agreement executed in connection with the Purchased Asset.

(v)       A copy of any insurance policy or certificates.

(w)      A copy of any environmental site assessment, appraisal and property condition report.

(x)        If the related Underlying Obligor’s interest in the Mortgaged Property is a leasehold estate, an original or, if unavailable, a copy of each Ground Lease, together with all amendments and modifications thereof (with evidence of recording thereon, unless the original document has been sent for recording but has not been returned by the applicable recording office), any memorandum of ground lease, all amendments and modifications thereof (with evidence of recording thereon, unless the original document has been sent for recording but has not been returned by the applicable recording office), all Ground Lease estoppel(s) relating to the subject Purchased Asset and all other agreements with the ground lessor and any lender to the ground lessor;

(y)       For a Purchased Asset involving a condominium:

(A)        a copy of the declaration of condominium;

(B)        copies of the governing documents of the condominium association;

(C)        a copy of the plat or map establishing or depicting the condominium;

(D)        a copy of the condominium endorsement to the title policy; and

(E)        such other documents, instruments and agreements as Buyer may require in its discretion.

(z)        If applicable, the originals of any other agreements, documents and/or certificates executed in connection with the Purchased Asset or identified on any closing checklist, closing index or the Purchased Asset File Checklist, together with (A) the originals of all intervening assignments thereof showing a complete chain of assignment from the originator of such Purchased Asset to Seller, and (B) an original assignment made pursuant to an original General Assignment (as defined in the Custodial Agreement) executed by Seller in blank that will include all of the documents identified in this Section 7(c) as assigned pursuant to the General Assignment.

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(aa)     the originals of any additional documents and agreements required to be added to the Purchased Asset File by Buyer or pursuant to this Agreement, the Transaction Documents or a Confirmation, together with (A) the originals of all intervening assignments thereof showing a complete chain of assignment from the originator of such Purchased Asset to Seller, and (B) an original assignment made pursuant to an original General Assignment.

From time to time, but in no event later than three (3) Business Days following execution, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, amendment, consolidation, extension substitution or restatement of or waiver or consent with respect to a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such documents and such other documents, the Custodian shall hold such documents and such other documents as Buyer shall request from time to time as part of the related Purchased Asset File.

With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Custodian a true copy thereof certified by Seller to be a true and correct copy of the original delivered to the appropriate recording office, and Seller shall deliver to Custodian such original documents, together with any related policy of title insurance not previously delivered to Custodian (with evidence of recording or filing, as applicable, thereon or therein, as applicable), promptly after they are received for inclusion in the related Purchased Asset File.

With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact which appointment is irrevocable and coupled with an interest with full power to (i) complete and record the Assignment of Mortgage related to a Purchased Asset, (ii) complete the endorsement of the Mortgage Note for the Purchased Asset,(iii) modify any documents described in this Section 7(c) to the extent necessary to make them acceptable for recording in the appropriate governmental recording office and (iv) take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Asset Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer or otherwise provided in the Custodial Agreement, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

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Unless an Event of Default shall have occurred and be continuing, subject to Section 24, Buyer shall exercise all voting and corporate rights with respect to the Purchased Assets in accordance with Seller’s written instructions; provided, however, that Buyer shall not be required to follow Seller’s instructions concerning any vote or corporate right if doing so would, in Buyer’s good faith business judgment, impair the Purchased Assets or be inconsistent with or result in any violation of any provision of the Transaction Documents. Upon the occurrence and during the continuation of an Event of Default (other than with respect to Buyer), Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions.

8.	SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)        Title to all Purchased Assets, including the Servicing Rights related thereto, shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets, causing the Purchased Assets to be split into senior and one or more participation interests in whatever proportion Buyer deems, creating one or more senior and subordinate obligations or multiple tranches of obligations or otherwise selling, assigning, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Assets (any of the foregoing, a “Secondary Market Transaction”), provided that in no event shall Buyer create a “taxable mortgage pool” as defined in Section 7701(i) of the Code, and provided further that any of the above actions shall be taken at Buyer’s sole expense, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof. Seller shall, at no additional expense to Seller, cooperate reasonably with Buyer to facilitate any Secondary Market Transaction, which cooperation shall continue until Seller’s obligations under this Agreement are indefeasibly repaid in full. Any Secondary Market Transaction shall not affect the aggregate Price Differential, Repurchase Date or other economic terms hereof and shall not materially increase or decrease the obligations and liabilities, or rights, of Seller hereunder other than in a de minimis respect. Notwithstanding the foregoing to the contrary, prior to an Event of Default, Buyer agrees that it shall not assign its rights and obligations under the Transaction Documents and/or any Transaction to a Prohibited Assignee or to any Person that is not a Qualified Transferee. In the event Buyer participates or assigns less than all of its interests in the Transaction Documents or under any Transaction, Buyer shall (i) remain the agent for all matters involving the Facility and the administration thereof, and shall control decision making with respect to a Purchased Asset, determine whether to purchase an Eligible Asset and determine the Market Value of a Purchased Asset and (ii) Seller shall only be required to deal with Buyer (or an Affiliate of Buyer to which Buyer shall have specifically delegated such responsibility subject to the terms of this Agreement) unless Buyer shall no longer hold any interest in the Facility, in which case one holder of such interests shall be appointed agent to deal directly with Seller. Any such assignment, participation, syndication, or securitization shall remain subject to the rights of Seller under this Agreement

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(b)        Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

(c)        In connection with any repurchase of any Purchased Asset by Seller, Buyer shall transfer the Purchased Asset free and clear of any Secondary Market Transaction (including, without limitation, release of any participation interests or security interest created thereby).

(d)        The rights and obligations of Seller under the Transaction Documents and under the Transactions shall not be assigned by Seller without the prior written consent of Buyer.

(e)        Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors and assigns, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(f)        In addition to the foregoing, Buyer may, at any time in its sole discretion, pledge or grant a Lien in all or any portion of its rights under this Agreement (including any rights to Purchased Security and any rights to payment of the Repurchase Price) to secure obligations to a Federal Reserve Bank, without notice to or consent of Seller; provided that no such pledge or grant of a security interest would release Buyer from any of its obligations under this Agreement, or substitute any such pledgee or grantee for Buyer as a party to this Agreement.

(g)        Buyer shall provide Seller written notice of any such Secondary Market Transaction at least thirty (30) days prior to the effective date of such Secondary Market Transaction.

9.	REPRESENTATIONS

(a)        Seller represents and warrants to Buyer that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any governmental body required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any law, ordinance or rule applicable to it or its formation, organizational and other governing documents or equivalent organizational documents or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction, Seller shall each be deemed to repeat all the foregoing representations made by it hereunder.

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(b)          In addition to the representations and warranties appearing in subsection (a) above) of this Agreement and elsewhere in this Agreement, Seller represents and warrants to Buyer that as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in full force and effect, except as otherwise provided below:

(i)          Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller’s organization and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)         Due Execution; Enforceability. The Transaction Documents to which Seller is a party have been duly executed and delivered by Seller. The Transaction Documents to which Seller is a party constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)        Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the formation, organizational or other governing documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any Requirement of Law applicable to Seller. Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Assets and for the performance of its obligations under the Transaction Documents.

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(iv)        Litigation: Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the knowledge of Seller, is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller or Guarantor or any of their respective assets which would reasonably be expected to result in a Material Adverse Change. Seller is in compliance in all material respects with all Requirements of Law applicable to Seller. Neither Seller nor Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)         No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vi)        Good Title to Purchased Assets. (A) Immediately prior to the purchase of any Purchased Asset by Buyer from Seller, such Purchased Asset is free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(l) of the UCC), and Seller is the record and beneficial owner of, and has good and marketable title to, and the right to sell and transfer such Purchased Asset to Buyer and, upon transfer of such Purchased Asset to Buyer, Buyer shall be the owner of such Purchased Asset free of any adverse claim, subject to the terms and conditions of this Agreement and the Transaction Documents. In the event the related Transaction is recharacterized as a secured financing of any Purchased Asset, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under such Purchased Asset and the related Collateral and Buyer shall have a valid, perfected first priority security interest in such Purchased Asset.

(B) Immediately prior to the purchase of any Purchased Asset by Seller from Originator, such Purchased Asset is free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(l) of the UCC), and Originator was the record and beneficial owner of and had good and marketable title to and the right to sell and transfer such Purchased Asset to Seller.

(vii)       No Default. No Default or Event of Default exists under or with respect to the Transaction Documents.

(viii)      Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File. Seller represents and warrants to Buyer that each Purchased Asset sold in a Transaction hereunder, as of each Purchase Date for a Transaction conform to the applicable representations and warranties set forth in Exhibit VI attached hereto, except as disclosed to Buyer in writing prior to the related Purchase Date for the Transaction in which such Purchased Asset is purchased by Buyer. It is understood and agreed that the representations and warranties set forth in Exhibit VI hereto, if any, shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including the Custodian). With respect to each Purchased Asset, the Mortgage Note, the Mortgage (if any), the Assignment of Mortgage (if any) and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset have been delivered to Buyer or the Custodian on its behalf. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

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(ix)         Adequate Capitalization: No Fraudulent Transfer. Seller has, as of each Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, and intends to continue paying its debts as they come due, provided, however, that the foregoing shall not require any Person to make any capital contribution to Seller. Seller is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents or the Mortgage Loan Purchase Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction. Seller has not entered into any Transaction Document, the Mortgage Loan Purchase Documents or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(x)          Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Seller of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable and UCC filings) to which Seller is a party.

(xi)         Ownership. Seller does not have any members or other holders of ownership interests other than Benefit Street Partners Realty Operating Partnership, L.P.. Set forth on Exhibit IX attached hereto is a true, complete and correct ownership chart for the Seller and Guarantor.

(xii)        Organizational Documents. Seller has delivered to Buyer certified copies of its formation, organizational and other governing documents, together with all amendments thereto, if any.

(xiii)       No Encumbrances. Except pursuant to the Transaction Documents, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Purchased Assets.

(xiv)      Federal Regulations. Seller is not (A) required to register as an “investment company,” or a company “controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (B) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

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(xv)       Taxes. Seller has filed or caused to be filed all tax returns which to the knowledge of Seller would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns, or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority, as of the date of this Agreement, no tax liens have been filed against any of Seller’s assets and, to Seller’s knowledge, no claims are being asserted with respect to any such taxes, fees or other charges, in each case except for any such taxes, assessments, impositions or charges as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(xvi)      ERISA Compliance. (a) None of Seller, Guarantor nor any ERISA Affiliate has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to, any Plan; (b) the underlying assets of each of Seller and Guarantor do not constitute Plan Assets; and (c) assuming that no portion of the assets used by Buyer in connection with the transactions contemplated under the Transaction Documents constitutes the assets of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA or a “plan” within the meaning of Section 4975 of the Code, none of the transactions contemplated under the Transaction Documents constitutes a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA that could subject Seller to any tax, penalty, damages or any other claim or relief under the Code or ERISA.

(xvii)     Judgments/Bankruptcy. There are no judgments against Seller or Guarantor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller or Guarantor.

(xviii)    Full and Accurate Disclosure. No information with respect to Seller or Guarantor contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xix)       Financial Information. All financial data concerning Seller or Guarantor that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP. All financial data concerning the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or Guarantor or the Purchased Assets, or in the results of operations of Seller or Guarantor or the financial position of the Purchased Assets, which change is reasonably likely to result in a Material Adverse Change.

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(xx)        Notice Address; Jurisdiction of Organization. On the date of this Agreement, the Seller’s address for notices is located at c/o Benefit Street Partners L.L.C., 9 West 57th Street, Suite 4920, New York, New York 10019. Seller’s jurisdiction of organization is Delaware. The location where the Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address.

(xxi)       Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)	The Seller and Guarantor and, to the knowledge of the Seller, its officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Seller, Guarantor, any Affiliate or, to the knowledge of the Seller, any of their respective officers, employees, directors, officers or employees is a Sanctioned Person. No use of the proceeds of any Transaction or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions in any material respect.

(b)	Neither the making of the facility hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Seller and Guarantor are in compliance in all material respects with the PATRIOT Act.

(xxii)      Purchased Assets Acquired from Transferors. With respect to each Purchased Asset purchased by Seller from an Affiliate of Seller, (a) such Purchased Asset was acquired and transferred pursuant to a written document in the form of a purchase agreement , assignment, or other document (“Purchase Agreement”) between Seller and the transferor of such Purchased Asset (“Transferor”) pursuant to which Seller purchased or acquired an Eligible Asset which is subsequently sold to Buyer, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) if Seller acquired the Purchased Asset from an Affiliate, Seller shall have delivered to Buyer on or before the related Purchase Date an opinion of counsel regarding the “true sale” of such Eligible Asset to Seller by such Affiliate and, if such Purchased Asset was acquired by Seller’s Affiliate from another Affiliate, the true sale of the purchase of the Asset by the Affiliate of Seller from the Transferor Affiliate, which opinions shall be in form and substance satisfactory to Buyer, provided that in lieu of the foregoing opinion, Seller may deliver a certificate from a responsible officer of Seller confirming that there has been no change in the facts set forth in the true sale opinion delivered as of the date hereof. To the extent Seller and/or such Affiliate of Seller (if Seller acquired the Purchased Asset from an Affiliate other than the Originator) have been granted a security interest in any such Purchased Asset by the transferor thereof, Seller shall have filed one or more UCC financing statements against the Transferor to perfect such security interest and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.

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(xxiii)     Hazardous Substances. Neither Seller nor Guarantor: (a) has received any notice or other communication or otherwise learned of any Environmental Liability which would individually or in the aggregate reasonably be expected to have a material adverse effect arising in connection with: (i) any non-compliance with or violation of the requirements of any Environmental Law by an Underlying Obligor, or any permit issued under any Environmental Law to such Underlying Obligor; or (ii) the release or threatened release of any Hazardous Material into the environment in respect of any Purchased Asset; and (b) to its knowledge, has threatened or actual liability in connection with the release or threatened release of any Hazardous Material into the environment which would individually or in the aggregate reasonably be expected to result in a Material Adverse Change.

(xxiv)    True Sale Opinion. The statements made in the section titled “assumptions and facts” made in the true sale opinion delivered to Buyer by Seller’s counsel in connection with the closing of the Facility are true and correct in all respects and Seller shall conduct its business such that the “assumptions and facts” shall be true and correct in all respects.

(xxv)     Cash Management Account. Seller has the legal right to pledge the Cash Management Account to Buyer. The funds held in the Cash Management Account are not held for the benefit of a third party, other than Buyer and there are no liens or encumbrances with respect to the Cash Management Account, other than security interests granted under this Agreement.

(c)          On the Purchase Date for any Transaction, Seller shall be deemed to have made all of the representations set forth in Section 9(b) of this Agreement as of such Purchase Date.

10.	NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)          take any action which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)          transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer;

(c)          create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Assets, except as described in Section 6 and Section 24(b) of this Agreement;

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(d)          create, incur or permit to exist any lien, encumbrance or security interest in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 and Section 24(b) of this Agreement;

(e)          modify or amend in any material respect, or terminate any of the organizational documents of Seller;

(f)          change its name, organizational number, tax identification number, method of accounting, identity, structure or jurisdiction of organization, or, without notifying Buyer within fifteen (15) days thereafter, move the location of its principal place of business and chief executive office (as defined in the UCC);

(g)          consent or assent to any amendment or supplement to, or termination of, any Purchased Asset Document or other material agreement or instrument relating to a Purchased Asset, other than a Permitted Purchased Asset Modification;

(h)          enter into any forbearance agreements relating to any Purchased Asset;

(i)           admit any additional members, partners, shareholders or other holders of ownership interests in Seller (“Seller Equity Holders”), unless such Seller Equity Holders are 100% owned (directly or indirectly) and Controlled by Guarantor, or (ii) permit Benefit Street Partners Realty Operating Partnership, L.P. or any other Seller Equity Holder to assign, transfer pledge or encumber all or any portion of its shareholder, membership, partnership or other ownership interest in Seller to any Person not 100% owned (directly or indirectly) Controlled by Guarantor.

(j)           after the occurrence and during the continuation of (1) any Default or Event of Default or (2) any uncured Margin Deficit, make any Distribution, payment on account of, or set apart assets for any equity or ownership interest of Seller, or for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect to any equity or ownership interest of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k)          contract, create, incur, assume or permit to exist any Investments, except to the extent arising under this Agreement or the Transaction Documents, or in connection with the performance of its obligations hereunder and thereunder, including with respect to any Eligible Assets that have been approved by Buyer for purchase hereunder in accordance with Section 3, or any repurchase of any Purchased Asset required hereunder;

(l)          file (A) a financing statement in which the Seller is the debtor (as opposed to the secured party), except financing statements naming Buyer as secured party, or as approved by Buyer or (B) file an amendment or termination statement with respect to a financing statement in which the Seller is the debtor, except as approved by Buyer in each instance;

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(m)          (i) enter into any transaction of merger or consolidation or amalgamation, (ii) to the fullest extent permitted by law, liquidate, wind-up or dissolve itself (or suffer any liquidation, winding-up or dissolution), or discontinue its business, or (iii) engage in any other business other than the business of acquiring, originating or selling Eligible Assets;

(n)          permit any amounts advanced hereunder, directly or indirectly: (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including any Buyer) of any Sanctions;

(o)          cause or permit Seller to, and Seller shall not establish, maintain, contribute to, or incur any liability (contingent or otherwise) with respect to, any Plan; (b) Seller shall not take any action that would cause the assets of Seller to constitute Plan Assets; (c) assuming that no portion of the assets used by Buyer in connection with the transactions contemplated under the Transaction Documents constitutes Plan Assets and/or the assets of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA or a “plan” within the meaning of Section 4975 of the Code, Seller shall not take any action, or omit to take any action, if such action or inaction would cause any of the transactions contemplated under the Transaction Documents to be a “non-exempt prohibited transaction” under Section 4975(c)(1)(A), (B), (C) or (D) of the Code or Section 406(a) of ERISA and would subject Buyer to any tax, penalty, damages or any other claim or relief under the Code or ERISA;

(p)          amend, modify, supplement or terminate the Mortgage Loan Purchase Documents or waive any term or provision thereof;

(q)          enter into any acknowledgement or agreement that gives any other Person or entity (except Buyer) control over, or any other security interest, lien or title in, the Cash Management Account; or

(r)          Seller will not request any Transaction, and shall not use, and the Seller shall ensure that the Seller and its manager, officers, employees and agents acting or benefiting in any capacity in connection with the Transactions shall not use, the proceeds of any Transaction (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws or (ii) in any manner that would result in the violation in any material respect of any applicable Sanctions.

11.	AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and on each Purchase Date until the Agreement is no longer in force with respect to any Transactions, Seller shall observe the following covenants:

(a)          Intentionally Omitted.

(b)          Seller (1) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, the liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (2) shall, at Buyer’s request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

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(c)          Seller shall notify Buyer and the Depository of the occurrence of any (i) Default or Event of Default with respect to Seller or (ii) Purchased Asset Credit Event as soon as possible but in no event later than the second (2nd) Business Day after obtaining actual knowledge of such event.

(d)          Seller shall cause any Servicer or subservicer of the Purchased Assets to execute a recognition agreement on behalf of Buyer, in a form acceptable to Buyer, pursuant to which such Servicer or subservicer acknowledges (i) Buyer’s ownership of the Servicing Rights, (ii) acknowledges that such Servicer or subservicer services the Purchased Assets subject to the rights of Buyer and (iii) agrees that if an Event of Default occurs under this Agreement, the Servicer or subservicer will take all direction from Buyer, and following a Default, jointly from Buyer and Seller.

(e)          Intentionally Omitted.

(f)          Seller shall promptly (and in any event not later than two (2) Business Days following receipt of notice thereof by Seller or Seller otherwise becoming aware thereof) deliver to Buyer (i) notice of the occurrence of (A) any Material Adverse Change, (B) the occurrence of any default under any material agreement, contract or other instrument to which Seller or Guarantor is a party; provided that with respect to Guarantor the default in question is in excess of $1,000,000 or any acceleration of the maturity of any material indebtedness owing by Seller or Guarantor, provided that with respect to Guarantor the material indebtedness is in excess of $1,000,000, (C) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any Governmental Authority affecting Seller or Guarantor which could reasonably be expected to result in a Material Adverse Change, (D) Seller’s receipt of any written notice of the occurrence of an event of default under any Purchased Asset Documents, (E) Seller’s receipt of any written notice of any Environmental Complaint or any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in each case with regard to a Purchased Asset in connection with: (1) the non-compliance with or violation of the requirements of any Environmental Law or any permit issued under any Environmental Law; (2) the release or threatened release of any Hazardous Material into the environment; (3) the existence of any Environmental Lien on any Mortgaged Property or assets of such Underlying Obligor; (4) any material remedial action taken by any Underlying Obligor in response to any order, consent decree or judgment of any Governmental Authority or any Environmental Liability; or (5) the listing of any of such Mortgaged Properties on CERCLIS to the extent that Seller obtains knowledge of such listing and (ii) any other information with respect to the Purchased Assets as may be reasonably requested by Buyer from time to time.

(g)          Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency, and to make copies of extracts of any and all thereof, subject to the confidentiality provisions of this Agreement.

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(h)          If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer in the exact form received, duly endorsed by Seller to Buyer, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i)          At any time from time to time upon request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the security interest granted hereunder as a first priority security interest and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any subsequent promissory note, other instrument, negotiable document, certificated security or chattel paper, such note, instrument, document, security or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith. Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (1) identify the Collateral specifically, and not as “all assets” of Seller or words of similar effect, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (x) whether Seller is an organization, the type of organization and any organization identification number issued to Seller, and (y) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Seller agrees to furnish any such information to Buyer promptly upon request. Seller also ratifies its authorization for Buyer to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(j)          Seller shall provide Buyer with the following financial and reporting information:

(i)          Within sixty (60) days after the last day of the first three calendar quarters of each year, Seller’s, and Guarantor’s unaudited consolidated statements of income and statements of changes in cash flow for such quarter and balance sheets as of the end of such quarter (which statements and balance sheets shall separately break out the statements of income and changes in cash flow and balance sheets of the Seller and Guarantor);

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(ii)         Within one hundred and twenty (120) days after the last day of its fiscal year, Guarantor’s audited and Seller’s unaudited consolidated statements of income and statements of changes in cash flow for such year and balance sheets as of the end of such year (which statements and balance sheets shall separately break out the statements of income and changes in cash flow and balance sheets of the Seller and Guarantor), in each case presented fairly in accordance with GAAP, and accompanied, in all cases, by an unqualified report of a nationally recognized independent certified public accounting firm consented to by Buyer;

(iii)        (a) With respect to the Seller, within sixty (60) days after the last day of each calendar quarter and (b) with respect to Guarantor, within sixty (60) days after the last day of the first three calendar quarters of each year and within one hundred and twenty (120) days after the last day of its fiscal year, an officer’s certificate from Seller and Guarantor in the form attached hereto as Exhibit XII, signed by the chief financial officer of Seller and Guarantor, as applicable, addressed to Buyer certifying that, as of such calendar month, (x) Seller and Guarantor are in compliance with all of the terms, conditions and requirements of this Agreement and the Transaction Documents, including the LTV, Debt Service Coverage Ratio and Debt Yield (including all calculations regarding the same), (y) no Default, Event of Default or Margin Deficit exists and (z) a list of all Purchased Assets that are part of the Facility and the applicable Repurchase Price;

(iv)        Upon request from Buyer, any and all property level financial information with respect to the Purchased Assets that is in the possession or control of Seller (or that Seller may obtain from an Affiliate), or such other information as may be mutually determined and agreed upon in writing by both Buyer and Seller, including, without limitation, rent rolls, income statements and Seller’s quarterly asset summaries (if any);

(v)         Such other information regarding the financial condition, operations, business or cash flow of Seller and Guarantor as Buyer may reasonably request to determine (i) compliance with any covenant set forth in this Agreement or any Transaction Document or (ii) the existence of a Default, Event of Default or Margin Deficit; and

(vi)        If (x) neither Seller nor Guarantor intends to qualify as an Operating Company in order to avoid holding Plan Assets, and (y) it is reasonable for Seller and Guarantor to conclude that its underlying assets will not constitute Plan Assets, throughout the entire contemplated term (or remaining term) of this Agreement, due to satisfaction of another exception to holding Plan Assets (other than the Operating Company exceptions), then at the times the certificate required in Section 11(j)(iv) is delivered to Buyer, Seller or Guarantor shall deliver a No Plan Asset Certificate to Buyer.

(k)          Seller shall at all times comply in all material respects with the requirements of all applicable laws, rules, regulations, writs, judgments, injunctions, decrees, awards and orders of Governmental Agencies (including all Environmental Laws, Anti-Corruption Laws and Sanctions); and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

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(l)          Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(m)          Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(n)          Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon request by Buyer or Buyer’s designated representative, with information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(o)          In the event that a Government Authority deems the transactions contemplated herein to be a “securitization”, Buyer will be required by such Governmental Authority to demonstrate a comprehensive understanding of the securitization exposure to the satisfaction of such Governmental Authority. Seller and Guarantor agree to cooperate with Buyer’s requirement to satisfy specific due diligence requirements in connection therewith and shall deliver such information as is reasonably requested by Buyer with respect to the Facility and the Purchased Assets, including, but not limited to, (i) structural features, which would include, contractual cash flow waterfalls, waterfall related trigger events, credit and liquidity enhancements, market value triggers, the performance of any servicer retained by the Seller or Buyer, (ii) performance features, which would include default rates, identity of Impaired Assets, Mortgaged Property classifications, occupancy rates, loan-to-value ratios, credit scores or other measures of creditworthiness and industry and geographic diversification and (iii) relevant market data, which would include sales prices, trading volume, implied market rating and the size, depth and concentration level of the market for such securitization.

(p)          Seller shall provide Buyer with access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports as Buyer may reasonably request, to the extent in the possession of, or reasonably obtainable by, Seller and, if Seller is required to maintain the confidentiality of such information pursuant to the Purchased Asset Documents, Buyer shall maintain the same.

(q)          Intentionally Omitted.

(r)          Intentionally Omitted.

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(s)          Seller shall not, except in the case of any resignation of an Independent Director or other circumstance affecting any Independent Director or any Person providing the services of any then serving Independent Director, replace any Independent Director without at least 10 Business Days prior written notice to, and with the prior consent of, Buyer and, in any event shall only do so with an “Independent Director” that is approved by Buyer. Notwithstanding the foregoing, Buyer’s consent shall not be needed if such “Independent Director” is selected from a National Service Company. For purposes of this Section 11(s), National Service Company shall mean any of Corporation Service Company, CT Corporation, Lord Securities Corporation, Stewart Management Corporation, National Registered Agents, Inc., Wilmington Trust Company and Independent Director Services, Inc. and any other Person approved in writing by Buyer.

(t)           Seller shall observe and perform the obligations, if any, imposed upon Seller under the Mortgage Loan Purchase Documents and shall enforce the terms, covenants and conditions contained in the Mortgage Loan Purchase Documents to be observed or performed by Originator.

(u)          In the event Depository is removed, replaced or resigns; Seller shall enter into an account control agreement with respect to the Cash Management Account in form and substance reasonably acceptable to Buyer.

(v)          Seller shall promptly deliver, or cause to be delivered (including by Servicer) to Buyer copies of (i) any notice of default or event of default sent by Seller to Mortgagor under any Purchased Asset, (ii) reservation of rights letters entered into in connection with a Purchased Asset, (iii) forbearance agreements entered into in connection with a Purchased Asset or (iv) any other material notices sent to Mortgagor under any Purchased Asset.

(w)          Seller shall provide such information and take such actions as are reasonably requested by Buyer in order to assist Buyer in maintaining compliance with the PATRIOT Act.

(x)           Seller will not use, and the Seller shall ensure that its manager, officers, and agents do not use, the proceeds of the Facility (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

12.	SPECIAL-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any obligation under any of the Transaction Documents shall remain in effect that it shall be a Special-Purpose Entity and that:

(a)          it is and intends to remain solvent and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets e, provided, that the foregoing shall not require any Person to make any capital contribution to the Seller;

(b)          it has complied and will comply with the provisions of its formation, organizational and other governing documents;

(c)          it has done or caused to be done and will do all things necessary to observe applicable entity formalities and to preserve its existence;

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(d)          it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person, (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that appropriate notation shall be made on such financial statements to indicate the separateness of the Seller from such Affiliate and to indicate that the Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person);

(e)          it has filed and will file its own tax returns, except to the extent that it is permitted or required by law to file consolidated tax returns (or returns having a similar effect);

(f)           it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate);

(g)          it has corrected and shall correct any known misunderstanding regarding its status as a separate entity;

(h)          it has conducted and shall conduct business in its own name;

(i)           it has not and shall not identify itself or any of its Affiliates as a division or part of the other;

(j)           to the extent it at any time uses separate stationary, invoices and checks, to use the same bearing its own name (it being understood, however, and agreed that the Seller and its Affiliates are externally managed organizations);

(k)          it will allocated fairly and reasonably any overhead for shared office space and for services performed by, or any employees of, any Affiliate;

(l)           it has not owned and will not own any property or any other assets other than Purchased Assets, cash its interest under any associated Hedging Transactions, the Transaction Documents, the Cash Management Account and incidental personal property sufficient for the acquisition and servicing of such assets, and assets that were previously Purchased Assets subsequent to their repurchase in accordance herewith and prior to their transfer to any Affiliate or other Person for any reasonable period necessary to effect such transfer;

(m)          it has not engaged and will not engage in any business other than the acquisition, ownership, financing and disposition of Purchased Assets in accordance with the applicable provisions of the Transaction Documents, and entering into Hedging Transactions and servicing agreements under and in accordance therewith;

(n)          it has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except (i) upon terms and conditions that commercially reasonable and to those that would be available on an arm’s-length basis with Persons other than such Affiliate, (ii) the Mortgage Loan Purchase Documents, and (iii) agreements similar to the Mortgage Loan Purchase Documents necessary to transfer to any Affiliate any assets that were previously Purchased Assets subsequent to their repurchase in accordance herewith;

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(o)          it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) those normal and incidental to the acquisition, ownership, financing and disposition of Purchased Assets, (B) obligations under the Transaction Documents (C) obligations under Hedging Transactions, the Servicing Agreement, and the Mortgage Loan Purchase Documents, and (D) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred;

(p)          it has not made and will not make any loans or advances to any other Person, other than Eligible Assets which are, have been or will be part of the Purchased Assets, and any advances under, or applications of proceeds or any reserves maintained in respect of such Eligible Assets to the extent required or permitted by the applicable Purchased Asset Documents with respect thereto;

(q)          it has not and shall not acquire obligations or securities of any member or any Affiliate of any member (other than Eligible Assets which are part of the Purchased Assets or in connection with the transfer of such Eligible Assets to or by the Seller in accordance herewith) or any other Person;

(r)           it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require or any Person to make any contribution to Seller;

(s)          to the fullest extent permitted by law, it will not seek its dissolution, liquidation or winding up, in whole or in part, or permit or suffer any consolidation or merger to which it is a party to occur;

(t)           except pursuant to the Transaction Documents, it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(u)          it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(v)          it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person, nor has it or will it assume or guarantee or become obligated for the debts of any other Person;

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(w)          it shall not take, and shall not permit any member or manager to cause Seller to (i) dissolve or liquidate, in whole or in part; (ii) consolidate or merge with or into any other entity; (iii) without the affirmative unanimous consent of all members and the Independent Director, institute or cause to be instituted any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Seller, or file a petition or answer or consent seeking reorganization or relief on behalf of Seller under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or order the winding up or liquidation of Seller’s affairs, or make or cause Seller to make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (iv) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, amend or suffer or permit the amendment of the formation, organizational or other governing documents of Seller; or (v) allow Benefit Street Partners Realty Operating Partnership, L.P. to withdraw as the sole equity owner of Seller unless it is replaced by another wholly owned (directly or indirectly) Affiliate of Guarantor;

(x)          it has conducted and shall conduct its business consistent with the requirements of being a Special-Purpose Entity;

(y)          it shall not maintain any employees, but the foregoing shall not limit the Seller from maintaining and providing, and it shall maintain or provide, for the services of a sufficient number of personnel or other Persons to perform services on behalf of the Seller to carry on Seller’s contemplated business operations in accordance herewith (it being understood and agreed that Seller and its Affiliates are externally managed organizations); and

(z)          It shall at all times maintain at least one Independent Director. For so long as the Seller’s obligations under this Agreement and the other Transaction Documents are outstanding, Seller shall not take any of the actions contemplated by Section 12(w) above (including when applicable without the affirmative vote of such Independent Director).

13.	EVENTS OF DEFAULT

After the occurrence and during the continuance of an Event of Default (other than with respect to Buyer), Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. With respect to each Transaction, each of the following clauses (i) through (xv) shall constitute an Event of Default under this Agreement:

(i)          Seller fails to repurchase a Purchased Asset upon the applicable Repurchase Date;

(ii)         Seller fails to comply in all material respects with Section 4 hereof;

(iii)        an Act of Insolvency occurs with respect to Seller or Guarantor;

(iv)        Seller shall admit in writing to the Buyer its inability to, or its intention not to, perform any of its obligations hereunder;

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(v)         either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any Lien or adverse claim of any of the Purchased Assets, (B) if a Transaction is recharacterized by a court of competent jurisdiction as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid security interest which is a first priority security interest in favor of Buyer in any of the Purchased Assets or (C) any Transaction Document shall for whatever reason be terminated or cease to be in full force and effect (other than by mutual consent of Seller and Buyer), or the enforceability thereof shall be contested by Guarantor or Seller;

(vi)        intentionally omitted;

(vii)       failure of Buyer to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets into the Cash Management Account is insufficient to make such payment and Seller does not make such payment or cause such payment to be made);

(viii)      failure of Buyer to receive the Repurchase Price for any Purchased Assets, or the Transaction Fee, on the date the same is due under this Agreement (whether on the Repurchase Date, Early Repurchase Date or otherwise as provided herein);

(ix)         intentionally omitted;

(x)          failure of Seller to make any other payment (i.e., a payment of a type not specified in any other clause of this Section 13) owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4 hereof) or five (5) Business Days after written notice from Buyer to Seller (in the case of any other such failure);

(xi)         any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which suspension is or results in a Material Adverse Change;

(xii)        Buyer shall have determined in its sole but good faith judgment that a Material Adverse Change has occurred;

(xiii)       a Change of Control shall have occurred;

(xiv)      intentionally omitted.

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(xv)       any representation, warranty or certification made or deemed made herein or in any other Transaction Document Seller or Guarantor or in any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall have been incorrect or untrue (but not intentionally incorrect or untrue) in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation is not cured within thirty (30) days of the earlier of (i) the receipt of notice by Seller and (ii) the obtaining of actual knowledge by Seller; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Seller shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, such additional period not to exceed sixty (60) days; (other than the representations and warranties set forth in Section 9(b)(viii) made by the Seller, which shall not be considered an Event of Default if incorrect and or untrue, provided the Seller repurchases the related Purchased Asset on an Early Repurchase Date no later than three (3) Business Days after receiving notice of such incorrect or untrue representation and terminates the related Transaction; provided further that Seller shall not have made any such representation with actual knowledge that it was incorrect or untrue at the time made);

(xvi)      Guarantor shall fail to observe any of the financial covenants set forth in the Guaranty, including Section 5 of the Guaranty, or shall have defaulted or failed to perform under the Guaranty,

(xvii)     a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $500,000 (in the case of Seller) or $5,000,000 (in the case of Guarantor) shall have been rendered (provided that to the extent any judgment or order is covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company and the insurer has been notified of the potential claim and does not dispute coverage, such item shall not constitute a final judgment or order for purposes of this section), and remained undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed;

(xviii)    if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within five (5) Business Days after notice thereof to Seller from Buyer or its successors or assigns or, as to any breach or failure to perform which by its nature cannot be remedied with the payment of money and which is capable of being cured within thirty (30) days after the occurrence such breach or failure but not within five (5) Business Days, such longer period of time as is reasonably necessary to effectuate a cure, not to exceed thirty (30) days after notice of such breach or failure is given to Seller by Buyer, so long as Seller is diligently acting to remedy such breach or failure during such period of cure; or

(xix)       Seller or Guarantor shall have defaulted or failed to perform under any other note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a matured obligation in excess of $500,000 in the case of Seller or $5,000,000 in the case of Guarantor, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction, or Seller or Guarantor shall breach any covenant or condition, shall fail to perform, admits its inability to perform or state its intention not to perform its obligations under any Transaction or in respect of any repurchase agreement, reverse repurchase agreement, securities contract or derivative transaction with any party; or

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(xx)        if a receiver, liquidator or trustee shall be appointed for Seller or Guarantor, or if Seller or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Seller or Guarantor, or if any proceeding for the dissolution or liquidation of Seller or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Seller or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days.

14.	REMEDIES

If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)          At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)         If Buyer exercises or is deemed to have exercised the option referred to in Section 14(i) of this Agreement:

(A)	Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)	to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased monthly on each Remittance Date by the aggregate amount obtained by daily application during the related Pricing Rate Period of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Section 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Section 14(iii) of this Agreement); and

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(C)	the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets,

(iii)        Buyer may, in its sole discretion (A) immediately sell, at a public or private sale at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets or (B) elect, in lieu of selling all or a portion of such Purchased Assets, to give credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(iii) shall be applied against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents.

(iv)        The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)         Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default with respect to Seller, (B) consequential damages, including, without limitation, all costs incurred in connection with covering transactions or Hedging Transactions, and (C) any other actual, out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default with respect to Seller.

(vi)        Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

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(vii)       Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(viii)      Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)         To the extent that applicable law imposes duties on Buyer to exercise remedies in a commercially reasonable manner, Seller acknowledges and agrees that it is not commercially unreasonable for Buyer (i) to fail to incur expenses reasonably deemed significant by Buyer to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Persons obligated on Collateral or to remove liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Seller, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) reserved, or (xii) to the extent deemed appropriate by Buyer, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Buyer in the collection or disposition of any of the Collateral. Seller acknowledges that the purpose of this Section 14(ix) is to provide non-exhaustive indications of what actions or omissions by Buyer would not be commercially unreasonable in Buyer's exercise of remedies against the Collateral and that other actions or omissions by Buyer shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 14(ix). Without limitation upon the foregoing, nothing contained in this Section 14(ix) shall be construed to grant any rights to Seller or to impose any duties on Buyer that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 14(ix).

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(x)          Buyer shall not be required to make any demand upon, or pursue or exhaust any of its rights or remedies against, Seller, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the obligations of Seller hereunder or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof. Buyer shall not be required to marshal the Collateral or any guarantee of the obligations of Seller hereunder or to resort to the Collateral or any such guarantee in any particular order, and all of its rights hereunder or under any other document or instrument executed in connection herewith shall be cumulative. To the extent it may lawfully do so, Seller absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Buyer, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.

(xi)         Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose, after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

(xii)        Buyer, by entering into the Transactions, shall not have, does not assume and shall have no obligation to make “future advances” or other additional advances of loan proceeds under any of the Purchased Assets, all of which obligations shall be retained by Seller and fully and timely performed by Seller.

15.         NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, (d) by telecopier (with answerback acknowledged) or (e) email, provided that in the case of (d) or (e), such telecopied or emailed notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 15. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case telecopier, upon receipt of answerback confirmation and (e) in the case of email, when sent, (provided that sender does not receive any automatic message that such email is not deliverable) provided that in the case of (d) or (e), such notice was also delivered as required in this Section 15. A party receiving a notice which does not comply with the technical requirements for notice under this Section 15 may elect to waive any deficiencies and treat the notice as having been properly given.

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16.	SINGLE AGREEMENT

Seller acknowledges that Buyer has entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that Buyer shall be entitled to set off claims and apply property held by it in respect of any Transaction against obligations owing to it in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by Buyer in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

17.	INTENTIONALLY OMITTED.

18.	INTENTIONALLY OMITTED.

19.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

20.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)          This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in New York County, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

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(c)          The parties hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 20 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d)          EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

21.	NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)          it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(b)          it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)          it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)          it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and

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(e)          it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

22.	INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s successors and permitted assigns, Buyer’s designee and each of Buyer’s officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income, franchise or similar taxes of Buyer), fees, costs, expenses (including, without limitation reasonable attorney’s fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party or for any Indemnified Amounts Seller can prove arose from acts or omissions of Buyer first occurring after Buyer obtained legal title to the Purchased Assets. Without limiting the generality of the foregoing, Seller agrees to hold Indemnified Parties harmless from and indemnify the Indemnified Parties against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Indemnified Parties’ gross negligence or willful misconduct. In any suit, proceeding or action brought by Indemnified Parties in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Indemnified Parties harmless from and against all expense (including, without limitation, reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Indemnified Parties as and when billed by Buyer for all Buyer’s out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that, the obligations of Seller hereunder are a recourse obligation of Seller.

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23.	DUE DILIGENCE

Seller acknowledges that Buyer has performed due diligence reviews, and has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice to Seller, Buyer or Buyer’s authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, any other servicer or subservicer and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time, either itself or through its authorized representative, to conduct a partial or complete due diligence review on some or all of the Purchased Assets, provided that Seller’s obligation to pay Buyer’s costs expenses of due diligence shall be limited as set forth in the Fee Letter. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s due diligence reviews with respect to each Purchased Asset pursuant to this Section 23, including, without limitation, reasonable attorneys’ fees and expenses and subject to the limitations set forth in the Fee Letter.

24.	SERVICING

(a)          Notwithstanding the purchase and sale of the Purchased Assets hereby, unless a Default or an Event of Default shall have occurred and is continuing, Seller shall cause the Purchased Assets to be serviced by Servicer or a successor servicer approved by Buyer pursuant to the Servicing Agreement or a different servicing agreement approved by Buyer, in each case in its sole and absolute discretion. It is hereby expressly acknowledged that the Servicing Rights relating to each Eligible Asset purchased by Buyer hereunder have not been severed from the Eligible Asset, remain a part of the Eligible Asset and are transferred with the Eligible Asset. Buyer grants to Seller the right, and Seller accepts the obligation, to service and administer each Purchased Asset prior to the occurrence and continuance of an Event of Default subject to Buyer’s rights hereunder. Seller agrees and acknowledges that Buyer may, upon the occurrence and during the continuance of an Event of Default, terminate the aforementioned grant to Seller and grant, transfer, assign or sell the right to service each Purchased Asset to another Person at such time and on such date as Buyer may determine in its sole discretion. Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, Buyer may transfer such servicing to an entity satisfactory to Buyer). Seller shall provide Buyer with prior notice of Seller’s effectuating any Permitted Purchased Asset Modification. In the event Servicer is Seller or an Affiliate of Seller, all servicing accounts relating to the Purchased Assets shall be held at U.S. Bank National Association. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not permit or direct any Servicers to make any Material Purchased Asset Modification without the written consent of Buyer.

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(b)          Seller agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements with Servicer (the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller grants Buyer a security interest in all rights relating to the Purchased Assets and all Servicing Records to secure the obligation of Seller or its designee to service in conformity with this Section 24 and any other obligation of Seller to Buyer subject to the Servicing Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)          Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis or (ii) terminate Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of an Event of Default, Buyer shall have sole control over all decisions, approvals or determinations made with respect to the servicing and administration of the Purchased Assets and the exercise of all rights and remedies with respect to the Purchased Assets and the related loan documents evidencing and securing the Purchased Assets, subject to the terms hereof and of the Servicing Agreement, for so long as it remains in effect.

(d)          Seller shall not employ sub-servicers to service the Purchased Assets without the prior written approval of Buyer; provided that the foregoing shall not preclude any Servicer from employing subservicers for which it remains responsible in accordance with the Servicing Agreement. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the Servicing Agreements with respect to the Purchased Assets to Buyer, subject to the terms of this Agreement, including this Section 24. Neither Seller nor Servicer (or any sub-servicer) may assign its rights or delegate its duties and obligations under the Servicing Agreement, except as provided in this Section 24, without the prior written consent of Buyer.

(e)          Seller shall cause Servicer and any sub-servicers engaged on behalf of Seller to execute a Servicer Acknowledgement or similar letter agreement with Buyer acknowledging Buyer’s interest in the Purchased Assets and Servicing Agreements and agreeing that Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Assets in the Cash Management Account no less often than monthly on or prior to the related Remittance Date.

(f)          The payment of servicing fees to Seller or any Affiliate of Seller shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement for so long as Servicer is an Affiliate of Seller.

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(g)          Upon the failure of the Underlying Obligor or other obligor under any Purchased Asset to make any required payment of principal, interest or other amounts due under such Purchased Asset, or otherwise to perform fully any material covenants or other obligations under any of the related loan documents, in either case within any applicable grace period, Seller or Servicer shall promptly notify Buyer in writing, by e-mail and by fax. Seller (or Buyer, following the occurrence and during the continuance of an Event of Default, at Buyer’s option) shall issue notices of default, declare events of default, declare due the entire outstanding principal balance, and otherwise take all actions under the related loan documents evidencing and securing the Purchased Asset.

(h)          Except as otherwise provided in a written consent delivered to Seller by Buyer, Seller shall not, nor cause or permit any Servicer or sub-servicer to, obtain or cause Buyer to obtain title to any Mortgaged Property or other collateral securing such Purchased Asset as a result or in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of, or take other action with respect to, any Mortgaged Property or other collateral directly or indirectly securing such Purchased Asset, if, as a result of any such action, Buyer would be considered to hold title to, to be a “mortgagee in possession” of, or to be an “owner” or “operator” of, such Mortgaged Property or other collateral directly or indirectly securing such Purchased Asset within the meaning of any federal, state or local law, rule, regulation or statute (including, without limitation, any Environmental Laws) or a “discharger or responsible party” thereunder. In the event that title to any of the Mortgaged Properties or other collateral securing such Purchased Asset is acquired by Buyer or Persons designated by Buyer or by a third party at a foreclosure or trustee’s sale, the servicing rights of Seller with respect to such Purchased Asset shall terminate, unless Buyer shall have agreed or directed in writing that Seller shall continue to perform servicing with respect to any such Mortgaged Property or other collateral.

25.	MISCELLANEOUS

(a)          Time is of the essence (taking into account any notice and cure periods provided in the Transaction Documents) under the Transaction Documents and all Transactions thereunder and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(b)          All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, Buyer shall have all rights and remedies of a secured party under the UCC.

(c)          The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument

(d)          The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

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(e)          Without limiting the rights and remedies of Buyer under the Transaction Documents, and subject, where applicable, to the terms of the Fee Letter, Seller shall pay Buyer’s reasonable out-of-pocket costs and expenses, including appraisal fees, reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder. Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection; compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Cash Management Account and registering the Collateral in the name of Buyer or its nominee following the occurrence and continuance of an Event of Default. Furthermore, Buyer shall have the right to order an Appraisal of any Mortgaged Property securing a Purchased Asset (i) no more than every twelve (12) months, to determine whether such Purchased Asset is an Impaired Asset, (ii) if Buyer determines that a Material Adverse Change has occurred with respect to such Mortgaged Property, (iii) if Seller or Guarantor has ordered an appraisal of such Mortgaged Property that is not an Appraisal or Seller or Guarantor have failed to deliver a copy to Buyer, (iv) if an Event of Default has occurred and is continuing under the terms of the Purchased Asset Documents for such Mortgaged Property, (v) if an Event of Default or Credit Event hereunder has occurred and is continuing, and (vi) if the terms of the Purchased Asset Documents for such Purchased Asset require an appraisal to be ordered and Seller has failed to order such appraisal. In all cases set forth in the foregoing clauses (i) through (vi), Seller agrees to pay Buyer’s out-of-pocket costs and expenses for such Appraisal. Notwithstanding the forgoing to the contrary, Buyer reserves the right to order an Appraisal at any time at Buyer’s cost and expense. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(f)          Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g)          Intentionally Omitted.

(h)          This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(i)          The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

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(j)          Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(k)          Any notice, acknowledgment, statement or certificate (including, without limitation, any Confirmation) given by Buyer to Seller shall be effective as, and shall be deemed to be, a notice, acknowledgment, statement or certificate given to Seller. Buyer may, without necessity of any inquiry, rely solely upon any notice, acknowledgment, statement or certificate of any of (1) Seller or (2) any authorized representative of Seller set forth on Exhibit II or otherwise designated by Seller from time to time, as constituting the joint and several statement and certificate of each and every Seller fully authorized by Seller. Any disbursements of funds to Seller provided for in Article 5 of this Agreement or otherwise in this Agreement or the Transaction Documents shall be deemed properly made to Seller if disbursed to Seller or its designee.

(l)          In connection with the transactions contemplated by this Agreement, Seller may disclose certain Confidential Information (as hereinafter defined) to Buyer’s and its Affiliates’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (“Buyer’s Representatives”). “Confidential Information” shall mean all information received from Seller or an Affiliate of Seller pursuant to this Agreement which information relates to Seller, Guarantor or any of their respective Affiliates, the Underlying Obligors and the Purchased Assets. Confidential Information shall not include information or documentation which (i) is already in Buyer’s possession and not subject to a confidentiality agreement with Seller or Guarantor, (ii) becomes generally available to the public other than as the result of a disclosure in violation of this Section 25(l) or (iii) becomes lawfully available to Buyer on a non-confidential basis from a source other than Seller or Guarantor. Seller expressly acknowledges that, to the extent Buyer and its Affiliates receive non-public information from Seller, Guarantor, any Underlying Obligor or any of their respective Affiliates pursuant to transactions not related to this Agreement, such information shall not constitute “Information” within the meaning of this Agreement and shall be subject to whatever confidentiality agreements, if any, have been entered into in respect of such other transactions. Buyer agrees to maintain the confidentiality of the Confidential Information, except that the Confidential Information may be disclosed: (i) to Buyer’s Representatives; (ii) to the extent requested by any regulatory authority or any quasi-regulatory authority; (iii) to the extent required by applicable Requirements of Law, or rules of any applicable self-regulatory organization or stock exchange or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies under the Transaction Documents or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (vi) as is necessary to consummate a Transaction pursuant to the terms of the Transaction Documents; (vii) to any permitted assignee of or participant in, or any permitted prospective assignee of or participant in, any of Buyer’s rights or obligations under this Agreement, (viii) to any party in connection with a Secondary Market Transaction or (ix) with the prior consent of Seller; provided that in each of the above circumstance, other than (ii) and (iii) above, the recipient of the Confidential Information is informed of the confidential nature of such information.

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(m)          Seller, Buyer and Depository each agree that upon the occurrence and during the continuance of an Event of Default, Depository will comply with instructions given to Depository by Buyer directing disposition of funds in the Cash Management Account without further consent of Seller or any other person, but subject to the terms of this Agreement. Except as otherwise required by law, Depository will not agree with any third party to comply with instructions for disposition of funds in the Cash Management Account. Regardless of any other provision herein, for purposes of the UCC, Depository agrees that New York shall be deemed to be Depository’s jurisdiction (within the meaning of Sections 8-110 and 9-304 of the UCC).

26.	INTENT

(a)          Buyer and Seller intend (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 11 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant” or other entity listed in Section 555, 559 or 362(b)(6) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract,” including (x) the rights, set forth in Article 14 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in herein and in Section 362(b)(6) of the Bankruptcy Code.

(b)          Buyer and Seller acknowledge and agree that Buyer’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Articles 14 and as otherwise provided in the Transaction Documents is a contractual right to liquidate such Transactions as described in Section 555, 559 and 561 of the Bankruptcy Code.

(c)          Buyer and Seller acknowledge and agree that if a either Buyer or Seller is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)          Buyer and Seller acknowledge and agree that this Agreement constitutes a “netting contract,” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended (“FDICIA”), and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution,” as that term is defined in FDICIA). Buyer and Seller expressly represent, warrant, acknowledge and agree that this Agreement constitutes a “master netting agreement,” as defined in Section 101(38A) of the Bankruptcy Code.

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27.	CHANGE IN CIRCUMSTANCES

(a)          Taxes.

(i)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(a)          Any and all payments by or on account of any Facility Obligation of Seller or Guarantor hereunder or under any other Transaction Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of Buyer) require the deduction or withholding of any Tax from any such payment by Buyer, Seller; or Guarantor, then Buyer, Seller, or Guarantor shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (v) below.

(b)          If Seller, Guarantor or Buyer (collectively, “Payor”) shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then: (A) Payor shall withhold or make such deductions as are determined by Buyer to be required based upon the information and documentation it has received pursuant to subsection (v) below; (B) Payor shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Seller or Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)          If Payor shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then: (A) Payor, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (v) below; (B) Payor, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Seller or Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section (a)) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(ii)         Payment of Other Taxes by Seller or Guarantor. Without limiting the provisions of subsection (i) above, Seller or Guarantor shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Buyer, timely reimburse it for the payment of, any Other Taxes.

(iii)        Tax Indemnifications.

(a)          Without duplication of Seller and Guarantor’s obligations under subsection (i) above, Seller shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Seller and Guarantor by Buyer shall be conclusive absent manifest error.

(iv)        Evidence of Payments. Upon request by a Seller, Guarantor or Buyer, as the case may be, after any payment of Taxes by Seller, Guarantor or Buyer to a Governmental Authority as provided in this Section, Seller or Guarantor shall deliver to Buyer or Buyer shall deliver to Seller or Guarantor, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Seller, Guarantor or Buyer, as the case may be.

(v)         Status of Buyer; Tax Documentation.

(a)          If Buyer or any Person that acquires the rights and obligations of Buyer under this Agreement is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, the Buyer or such Person shall deliver to Seller, Guarantor or Buyer, at the time or times reasonably requested by Seller, Guarantor or Buyer, such properly completed and executed documentation reasonably requested by Seller, Guarantor or Buyer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or any Person that acquires the rights and obligations of Buyer under this Agreement, if reasonably requested by Seller, Guarantor or Buyer, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller, Guarantor or Buyer as will enable Seller, Guarantor or Buyer to determine whether or not such Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Buyer or such Person’s reasonable judgment such completion, execution or submission would subject Buyer or such Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Person.

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(b)          Without limiting the generality of the foregoing, if Seller or Guarantor is a U.S. Person:

(A)         any Person that acquires the rights and obligations of Buyer under this Agreement that is a U.S. Person shall deliver to Seller, Guarantor and Buyer on or prior to the date on which such Person becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller, Guarantor or Buyer), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller, Guarantor and Buyer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller, Guarantor and Buyer), whichever of the following is applicable:

(1)         in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code; (x) a certificate substantially in the form of Exhibit XII to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller or Guarantor within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed originals of IRS Form W-8BEN; or

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(4)         to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-A or Exhibit XII-B, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XII-C on behalf of each such direct and indirect partner;

(C)         any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller, Guarantor and Buyer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller, Guarantor or Buyer), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller, Guarantor and Buyer to determine the withholding or deduction required to be made; and

(D)         if a payment made to any Person that acquires the rights and obligations of Buyer under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to Seller, Guarantor and Buyer at the time or times prescribed by law and at such time or times reasonably requested by Seller, Guarantor or Buyer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller, Guarantor or Buyer as may be necessary for Seller, Guarantor and Buyer to comply with their obligations under FATCA and to determine that such Person has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

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(E)         For purposes of determining withholding taxes imposed under the Foreign Account Tax Compliance Act (“FATCA”), Buyer and Seller shall treat the Transactions as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471- 2(b)(2)(i). Buyer shall deliver to Seller a duly executed IRS Form W-9 concurrently with (or promptly after) the date hereof.

(vi)        Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Seller or Guarantor, or with respect to which Seller or Guarantor has paid additional amounts pursuant to this Section, it shall pay to Seller or Guarantor, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Seller or Guarantor under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Seller or Guarantor, upon the request of such Recipient, agree to repay the amount paid over to any such Seller or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to Seller or Guarantor pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Seller, Guarantor or any other Person.

(vii)       Survival. Each party’s obligations under this Section shall survive the assignment of rights by Buyer, the termination of the Facility and the repayment, satisfaction or discharge of all other Facility Obligations.

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(b)          Illegality. If Buyer determines that any Change in Law, or in the interpretation or application thereof shall make it unlawful for Buyer to effect Transactions as contemplated by the Transaction Documents, (a) the commitment of Buyer hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (b) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions, for which the Pricing Rate shall be the Alternative Rate, on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to this Section 27(b) of this Agreement. Seller shall indemnify Buyer and hold Buyer harmless from any loss or expense (not to include any lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) which Buyer may sustain or incur as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(h) of a termination of a Transaction or (ii) default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller and shall be conclusive and binding on Seller in the absence of manifest error, and Seller shall pay all such amounts to Buyer upon demand thereof.

(c)          Inability to Determine Rates. If, on any Pricing Rate Determination Date for any Transaction, Buyer shall determine (which determination shall be conclusive in the absence of manifest error) that, by reason of circumstances affecting the Money Markets, adequate and fair means did not exist for ascertaining the LIBOR Rate, Buyer shall promptly give the Seller telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances. After receipt of such notice and during the existence of such circumstances, the Pricing Rate shall be determined based upon an alternate index selected by Buyer (the “Alternate Rate”), in its sole and absolute discretion, reasonably comparable to that of the LIBOR Rate, intended to generate a return substantially the same as that generated by the LIBOR Rate.

(d)          Increased Costs Generally. If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Buyer (or Buyer’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Buyer or other conditions affecting the extensions of credit under this Agreement; then Seller or Guarantor shall pay to Buyer such additional amount as Buyer deems necessary to compensate Buyer for any increased cost to Buyer attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Buyer’s capital and/or Buyer’s revenue attributable to such extension(s) of credit. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by Buyer for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Buyer. Buyer determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by Buyer.

(e)          Delay in Requests. Failure or delay on the part of Buyer to demand compensation pursuant to the foregoing provisions of this Section 27 shall not constitute a waiver of Buyer’s right to demand such compensation.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of June, 2017.

BUYER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey Williams
Name:	Jeffrey Williams
Title:	Assistant Vice President

[Signatures continue on the following page.]

SELLER:

BSPRT USB LOAN, LLC,

a Delaware limited liability company

By:	/s/ Micah Goodman
Name: Micah Goodman
Title: Authorized Signatory

ANNEX I

Names and Addresses for Communications between Parties

Buyer:

U.S Bank National Association

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention:	Huvishka Ali and Jeffrey Williams
Telephone:	(972) 581-1602/(972) 581-1629
Facsimile No.:	(972) 581-1670

With copies to:

U.S Bank National Association

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention:	Loan Administration -
Eulogia Lucio
Facsimile No.:	(972) 581-1631
Confirmation No.:	(972) 581-1601

With copies to:

Haynes & Boone LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention:	Michael J. McCarthy, Esq.
Telephone:	(212) 659-4975
Telecopy:	(212) 884-8204

Seller:

USBRT USB Loan, LLC

c/o Benefit Street Partners L.L.C.

9 West 57th Street

Suite 4920

New York, New York 10019

Attn: Micah Goodman

Managing Director and General Counsel

Tel: 212-588-6982

Email: M.Goodman@provequity.com

With a copy to:

DLA PIPER LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020

Attn: Robert Unger

Tel: (212) 335-4690

Fax: (917) 778-8690

Email: Robert.unger@dlapiper.com

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EXHIBIT I

FORM OF CONFIRMATION

CONFIRMATION STATEMENT

U.S. BANK NATIONAL ASSOCIATION

Ladies and Gentlemen:

U.S. Bank National Association, is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which U.S. Bank National Association shall purchase from you the Purchased Assets identified in this Agreement, pursuant to the Master Repurchase and Securities Contract between U.S. Bank National Association (the “Buyer”) and BSPRT USB Loan, LLC (“Seller”), dated as of June 14, 2017 (the “Agreement”: capitalized terms used herein without definition have the meanings given in the Agreement), as follows below and on the attached Schedule 1:

Purchase Date:	____________

Purchased Asset(s):	As identified on attached Appendix 1

Purchase Price:	As identified on attached Appendix 1

Maximum Purchase Price Percentage:	________%

Actual Purchase Price Percentage	________%

Pricing Rate:	One month LIBOR plus [__]%

First Covenant Determination Quarterly Period: Applicable LTV Ratio: Applicable Debt Service Coverage Ratio: Applicable Debt Yield: Repurchase Date:

Market Value:

Name and address for communications:	Buyer:	U.S Bank National Association 13737 Noel Road, Suite 800 Dallas, Texas 75240
Attention: Huvishka Ali and Jeffrey Williams
Telephone: (972) 581-1602/(972) 581-1629
Facsimile No.: (972) 581-1670

With copies to

U.S Bank National Association
13737 Noel Road, Suite 800
Dallas, Texas 75240
Attention:	Loan Administration -
Eulogia Lucio
Facsimile No.:	(972) 581-1631
Confirmation No.:	(972) 581-1601

Seller:

BSPRT USB Loan, LLC

c/o Benefit Street Partners L.L.C.

9 West 57th Street

Suite 4920

New York, New York 10019

Attn: Micah Goodman

Managing Director and General Counsel

Tel: 212-588-6982

Email: M.Goodman@provequity.com

With a copy to:

DLA PIPER LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020

Attn: Robert Unger

Tel: (212) 335-4690

Fax: (917) 778-8690

Email: Robert.unger@dlapiper.com

All of the conditions precedent in Section 3 of the Repurchase Agreement have been satisfied or waived.

The asset described in Appendix I to this Confirmation is an Eligible Asset and all of the representations and warranties contained in the Repurchase Agreement (including Exhibit VI to the Repurchase Agreement as applicable to such Purchased Asset) are true and correct, subject to any exceptions identified on Appendix I.

No Default, Event of Default or Margin Deficit exists on the date hereof nor will exist as a result of the Transaction contemplated hereby.

After giving effect to such Transaction, the aggregate Purchase Price for all Purchased Assets subject to Transactions outstanding does not exceed the Facility Amount.

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U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

BSPRT USB Loan, LLC,

a Delaware limited liability company

By:
Name:
Title:

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Appendix 1 to Confirmation

For each Eligible Asset, describe, as applicable:

(a)	Transaction Name
(b)	Borrower Name
(c)	Property Type
(d)	City, State
(e)	Appraised Value
(f)	Appraisal Date
(g)	Original Balance
(h)	Current Balance
(i)	Current Interest Rate
(j)	Note Date
(k)	Initial Maturity Date
(l)	Extended Maturity Date (if applicable)
(m)	Detailed description of any Representation Exceptions (if any) – describe on separate page and cross-reference the related paragraph numbers in Schedule 1 to the Repurchase Agreement
(p)	Purchase Price
(q)	Maximum Purchase Price

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

Richard Byrne
Jerome Baglien
Micah Goodman

EXHIBIT III

FORM OF CUSTODIAL DELIVERY LETTER

On this ____ of _____, 201_, BSPRT USB Loan, LLC (“Seller”), as seller under that certain Master Repurchase and Securities Contract, dated as of June 14, 2017 (the “Repurchase Agreement”) between Seller and U.S. Bank National Association (“Buyer”), does hereby deliver to U.S. Bank National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of June 14, 2017 (the “Custodial Agreement”) among Buyer, Seller and Custodian, the Purchased Asset Files with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed on the Purchased Asset File Checklist.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement, or, if not defined therein, in the Repurchase Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

BSPRT USB Loan, LLC,

a Delaware limited liability company

By:
Name:
Title:

EXHIBIT IV

DUE DILIGENCE CHECKLIST

General Information

Asset Summary Report

Site Inspection Report

Maps and Photos

Credit Committee Approval (with signatures)

Underlying Obligor/Guarantor Information

Credit Reports

Financial Statements & Tax Returns

Underlying Obligor Structure or Org Chart

Bankruptcy and Foreclosure History

Property Information

Historical Operating Statements

Rent Rolls

Budget

Insurance Review

Retail Sales Figures

Market Survey

Statement of Income and Expenses

Leasing Information

Stacking Plan

Major Leases

Tenant Estoppels

SNDA’s

Third Party Reports

Appraisals

Environmental Site Assessments

Engineering and Property Condition Reports

Seismic Reports

Title Survey

Search Reports

Other Information

Hotel Franchise Compliance Reports

Hotel Franchise Agreement

Hotel Franchise Comfort Letters

Ground Lease

Management Contract

Documentation

Purchase and Sale Agreement

Closing Statement

Legal Binder

Financial Information

Market Value

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EXHIBIT V

FORM OF POWER OF ATTORNEY

“Know All Men by These Presents, that BSPRT USB Loan, LLC (“Seller”), does hereby appoint U.S. Bank National Association (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Mortgage Notes, the Purchased Assets and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and (iii) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase and Securities Contract dated as of June 14, 2017 between Seller and Buyer and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this ___ day of [___________], 2017.

BSPRT USB Loan, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET

1.	Whole Loan; Ownership of Purchased Assets. Each Purchased Asset is a whole loan and not a participation interest in a Purchased Asset. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

2.	Loan Document Status. (a) Each related Mortgage Note, Mortgage, Assignment of Leases and Rents(if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

(b)          Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on fraud by Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

3.	Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.	Waivers and Modifications. Since origination and except prior to the Purchase Date by written instruments included in the related Purchased Asset File (a) the material terms of each Mortgage, Mortgage Note, Purchased Asset guaranty, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by the Mortgage; (b) no Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Purchased Asset.

5.	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases and Rents from the Seller constitutes a legal, valid and binding assignment from the Seller. Each Mortgage and Assignment of Leases and Rents is freely assignable without the consent of the related Mortgagor. Each Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions set forth in paragraph (6) (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Purchase Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

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6.	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Asset is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Purchased Asset is cross-collateralized and cross-defaulted with another Purchased Asset (each a “Crossed Purchased Asset”), the lien of the Mortgage for another Purchased Asset that is cross-collateralized and cross-defaulted with such Crossed Purchased Asset, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (the foregoing, collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.	Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Asset are not subordinate mortgages or junior liens, except for any Crossed Purchased Asset, there are, as of origination, and to the Seller’s knowledge, as of the Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). The Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

8.	Assignment of Leases, Rents. There exists as part of the related Purchased Asset File an Assignment of Leases and Rents(either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases and Rents creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The Mortgage or Assignment of Leases and Rents for each Purchased Asset, subject to applicable law, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

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9.	UCC Filings. If the Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of physical personal property reasonably necessary to operate the Mortgaged Property owned by the Mortgagor and located on the Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement permitted under the terms of the related Purchased Asset documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.	Condition of Property. (a) Seller or the originator of the Purchased Asset inspected or caused to be inspected each Mortgaged Property securing such Purchased Asset within six months of origination of the Purchased Asset and within twelve months of the Purchase Date.

(b)          An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset and no more than twelve months prior to the Purchase Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Purchase Date, each Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Purchased Asset.

11.	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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12.	Condemnation. As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13.	Actions Concerning Purchased Asset. As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset documents or (f) the current principal use of the Mortgaged Property.

14.	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents for each Purchased Asset are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by the Seller to Buyer (although possession of such escrows may remain with the Servicer).

15.	No Holdbacks. The principal balance as of the Initial Purchase Date of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed as of the Initial Purchase Date and there is no requirement for future advances thereunder (except (i) in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback and (ii) as is reflected on the Confirmation (as reflected in the difference between the Initial Purchase Price and the Maximum Purchase Price) or with respect to any portion of the Mortgage Loan that may be disbursed as a subsequent advance in accordance with the Purchased Asset Documents.

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16.	Insurance. (a) Each Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

(b)          Each Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Asset secured by a single Mortgaged Property having a principal balance of $50 million or more, 18 months).

(c)          If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

(d)          If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

(e)          The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

(f)           An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL or PML, as applicable.

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(g)          The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

(h)          All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each Purchased Asset obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for the premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

17.	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

18.	No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained with respect to the Title Policy.

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19.	No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

20.	REMIC. The Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, (A) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (B) either: (a) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased Asset; or (b) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and/or yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

21.	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by the Buyer.

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23.	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

24.	Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset as of the date of origination of such Purchased Asset and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, (ii) are insured by the Title Policy or a law and ordinance or other insurance policy or (iii) would not have a material adverse effect on the Purchased Asset. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.	Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Asset requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.	Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that (a) the Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Purchased Asset Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

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27.	Mortgage Releases. (a) The terms of the Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

(b)          In the case of any Purchased Asset, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

(c)          No Purchased Asset that is secured by more than one Mortgaged Property or that is a Crossed Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

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28.	Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

29.	Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Purchased Asset, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

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30.	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Crossed Purchased Asset or (iv) Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.	Special-Purpose Entity. Each Purchased Asset requires the Mortgagor to be a Special-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a Purchase Date Principal balance in excess of $5 million provide that the Mortgagor is a Special-Purpose Entity, and each Purchased Asset with a Purchase Date Principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Special-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has a Purchase Date Principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Purchased Asset), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

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32.	Defeasance. With respect to any Purchased Asset that, pursuant to the Purchased Asset Documents, can be defeased (a “Defeasance”), (i) the Purchased Asset Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Purchased Asset cannot be defeased within two years after the Purchase Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Purchased Asset when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Purchased Asset is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Purchased Asset permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Purchased Asset; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Purchased Asset secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Special-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.	Fixed Interest Rates. Each Purchased Asset bears interest at a rate that remains fixed throughout the remaining term of such Purchased Asset, except in the case of ARD Loans and situations where default interest is imposed.

34.	Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

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(b)	The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)	The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

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(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon an early termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.	Servicing. The servicing and collection practices used by or on behalf of the Seller with respect to the Purchased Asset have been, in all respects in compliance with Accepted Servicing Practices.

36.	Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Asset; provided that the foregoing representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex of Representations and Warranties.

15

37.	No Material Default; Payment Record. No Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Purchased Asset is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Asset, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Purchased Asset or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Annex of Representations and Warranties. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

38.	Bankruptcy. As of the date of origination of the related Purchased Asset and to the Seller’s knowledge as of the Purchase Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.	Organization of Mortgagor. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Purchased Asset, no Purchased Asset has a Mortgagor that is an Affiliate of another Mortgagor (provided that this representation does not prohibit a Purchased Asset from having more than on Mortgagor). (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

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40.	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

41.	Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

42.	Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule to this Agreement is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

43.	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other Purchased Asset or other mortgage loan.

44.	Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.

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45.	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Asset, the failure to comply with which would have a material adverse effect on the Purchased Asset.

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EXHIBIT VII

RESERVED

EXHIBIT VIII

FORM OF TRANSACTION REQUEST

Ladies and Gentlemen:

Pursuant to Section 3(a) of that certain Master Repurchase Agreement, dated as of June 14, 2017 (the “Agreement”), between U.S. Bank National Association. (“Buyer”) and BSPRT USB Loan, LLC (“Seller”), Seller hereby requests that Buyer enter into a Transaction with respect to the Eligible Loans set forth on Schedule 1 attached hereto, upon the proposed terms set forth below. Capitalized terms used herein without definition have the meanings given to them in the Agreement.

Proposed Eligible Loans:	[_________________]

Aggregate Principal Amount of Proposed Eligible Loans	[_________________]

Name and address for communications:

BSPRT USB Loan, LLC

c/o Benefit Street Partners L.L.C.

9 West 57th Street

Suite 4920

New York, New York 10019

Attn: Micah Goodman

Managing Director and General Counsel

Tel: 212-588-6982

Email: M.Goodman@provequity.com

With a copy to:

DLA PIPER LLP (US)

1251 Avenue of the Americas

27th Floor

New York, New York 10020

Attn: Robert Unger

Tel: (212) 335-4690

Fax: (917) 778-8690

Email: Robert.unger@dlapiper.com

SELLER:

[_____________], a Delaware limited liability company

By:
Name:
Title:

2

Schedule 1 to Transaction Request

Eligible Loans:

Aggregate Principal Amount of Eligible Loans: $[______________]

EXHIBIT IX

OWNERSHIP CHART

(attached hereto)

EXHIBIT X

SERVICER NOTICE AND ACKNOWLEDGEMENT

(attached hereto)

EXHIBIT XI

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of [________________] __, 2017 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_____________], as seller, and U.S. Bank National Association, as buyer.

Pursuant to the provisions of Section 27(a) of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Seller within the meaning of Section 871(h)(3)(B)0 of the Code and (iv) it is not a controlled foreign corporation related to Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Buyer and Seller with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Seller and Buyer, and (2) the undersigned shall have at all times furnished Seller and Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF BUYER]

By:
Name:
Title:

Date: ________ __, 20[ ]

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of [____________] __, 2017 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_____________], as seller, and U.S. Bank National Association, as buyer.

Pursuant to the provisions of Section 27(a) of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Seller within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Buyer with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer in writing, and (2) the undersigned shall have at all times furnished such Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

2

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of [___________] __, 2017 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_____________], as seller, and U.S. Bank National Association, as buyer.

Pursuant to the provisions of Section 27(a) of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Buyer with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

3

FORM OF U.S. TAX COMPLIANCE CERTIFICATES

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of [____________] __, 2017 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and among [_____________], as seller, and U.S. Bank National Association, as buyer.

Pursuant to the provisions of Section 27(a) of the Repurchase Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such obligations, (iii) with respect to the extension of credit pursuant to this Repurchase Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Buyer and Seller with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Seller and Buyer, and (2) the undersigned shall have at all times furnished Seller and Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Repurchase Agreement and used herein shall have the meanings given to them in the Repurchase Agreement.

[NAME OF BUYER]

By:
Name:
Title:

Date: ________ __, 20[ ]

4

EXHIBIT XII

FORM OF OFFICER’S CERTIFICATE

_______, 201__

U.S. Bank National Association

13737 Noel Road, Suite 800

Dallas, Texas 75250

Attention: Loan Administration – Eulogia Lucio

Re:	Master Repurchase and Securities Contract, dated as of [________] __, 2017 (such agreement, as amended, modified, waived, supplemented or restated from time to time, the “Repurchase Agreement”), by and between [_____________], as seller (together with its successors and permitted assigns, “Seller”), and U.S. Bank National Association, as buyer (together with its successors and permitted assigns, “Buyer”)

This Officer’s Certificate is furnished pursuant to the above Repurchase Agreement. Unless otherwise defined herein, capitalized terms used in this Officer’s Certificate have the respective meanings ascribed thereto in the Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

The Person executing this Officer’s Certificate on behalf of Seller and Guarantor is a Responsible Officer of Seller or Guarantor, as applicable, and such Responsible Officer conducted or assisted in conducting the examinations necessary to verify the information contained in this Officer’s Certificate and provides this Officer’s Certificate solely in such Person’s capacity as a Responsible Officer of Seller or Guarantor, as applicable, and not in such Person’s individual capacity.

All of the financial statements, calculations and other information set forth in this Officer’s Certificate, including in any exhibit or other attachment hereto, are true, complete and correct in all material respects as of the date hereof.

The Seller and Guarantor have reviewed the terms of the Transaction Documents and have made, or have caused to be made under the supervision of a Responsible Officer, a detailed review of the transactions and financial condition of Seller and Guarantor during the accounting period covered by the financial statements attached hereto (or most recently delivered to Buyer if none are attached).

Each of Seller and Guarantor has, during the period since the delivery of the immediately preceding officer’s certificate, observed or performed all of its covenants, duties and agreements in all material respects, and satisfied in all material respects every condition, contained in the Repurchase Agreement and the other Transaction Documents to be observed, performed or satisfied by it, and Seller and Guarantor have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

5

Attached as Exhibit 1 hereto are the calculations demonstrating the LTV, Debt Service Coverage Ratio and Debt Yield of each Purchased Asset.

Attached as Exhibit 2 hereto is a list of all Purchased Assets that are part of the Facility.

Except as otherwise set forth herein, all representations and warranties made by Seller and Guarantor in, pursuant to or in connection with the Transaction Documents or any other document, agreement, statement, affirmation, certificate, notice, report or financial or other statement delivered in connection herewith or therewith, are true and correct in all material respects on and as of the date of this Officer’s Certificate as though made on and as of such day and shall be deemed to be made on such day.

Described below are the exceptions, if any, to the above paragraphs, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which Seller and Guarantor has taken, is taking, or proposes to take with respect to such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Officer’s Certificate, are made and delivered as of [___________] __, 2015 on behalf of each of the entities described herein.

Name:
Title:

[Exhibit 1: Financial covenant calculations]

[Exhibit 2: List of Purchased Assets]

6

EXHIBIT XIII

FORM OF SUBSEQUENT PURCHASE REQUEST

Pursuant to Section 3(k) of that certain Master Repurchase and Securities Contract, dated as of [___________] __, 2017 (as amended, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), between U.S. Bank National Association (“Buyer”) and [_____________] (“Seller”), Seller hereby requests that Buyer make a Subsequent Advance to Seller in an amount equal to the Subsequent Purchase Request set forth below with respect to the following Purchased Asset:

Request Date:

Purchased Asset Name:

Seller’s funded balance under Purchased Asset: $

USB’s Current Purchase Price: $

Approved Purchase Price Percentage: %

Subsequent Advance Amount of Seller, if applicable: $

Subsequent Purchase Price Amount of Buyer: $

Funding Date:

Capitalized terms used herein without definition have the meanings given in the Master Repurchase Agreement.

[____________________],
a [____________]

By:	[_______________], a [_____________]

By:
Name:
Title:

7

U.S. BANK NATIONAL ASSOCIATION, as Buyer

By:
Name:
Title:

8

EXHIBIT XIV

PROHIBITED ASSIGNEES

1.	Alliance Bernstein
2.	Apollo Investment Corp.
3.	Apollo Global Management
4.	Archetype Investment Advisors
5.	Archetype Mortgage Capital
6.	Basis Investment Group, LLC
7.	BlackRock
8.	Blackstone
9.	BNYM
10.	C-III
11.	Cantor Fitzgerald
12.	CCRE
13.	Capmark Financial Group Inc.
14.	CapTrust
15.	Centerline Capital Group
16.	Cerberus
17.	Colony Financial, Inc.
18.	Core Capital
19.	CreXus Investment Corp.
20.	Dune Capital
21.	Five Mile Capital
22.	Fortress Investment Group LLC
23.	Gramercy Capital Corp.
24.	iStar Financial Inc.
25.	Jefferies LoanCore
26.	KKR
27.	Ladder Capital Corp.
28.	LNR Partners LLC
29.	Lone Star Capital
30.	Macquarie
31.	Mesa West Capital, LLC
32.	Natixis
33.	NorthStar
34.	Petra
35.	Pillar
36.	Presidio
37.	RAIT
38.	Redwood

9

39.	Rialto
40.	Silverpeak/Elliott Capital Management
41.	Square Mile Capital Management
42.	Starwood
43.	Torchlight
44.	Walton Street Capital

10